As Filed with the Securities and Exchange Commission on July 1, 1994
                                                  Registration No. 33-53077

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.  20549

                             PRE-EFFECTIVE AMENDMENT NO. 3
                                        to
                                    FORM S-4
                                REGISTRATION STATEMENT
                                         UNDER
                              THE SECURITIES ACT OF 1933
                                  BAROID CORPORATION
                               DRESSER INDUSTRIES, INC.

                (Exact name of registrant as specified in its charter)

     Delaware - Baroid           2899              76-0319642 - Baroid
     Delaware - Dresser          35                75-0813641 - Dresser
     (State or other juris-      (Primary Standard (I.R.S. Employer
     diction of incorpora-       Classification    Indentification No.)
     tion or organization)       Industrial
                                 Code Number)



       2001 Ross Avenue                            Rebecca R. Morris
      Dallas, Texas 75201                           Vice President -
        (214) 740-6000                             Corporate Counsel
    (Address, including zip                          and Secretary
      code, and telephone                          2001 Ross Avenue
    number, including area                       Dallas, Texas  75201
     code, of Registrant's                          (214) 740-6000
      principal executive                      (Name, address, zip code,
          offices)                             telephone number, including
                                                  area code of agent for
                                                         service)

     Approximate date of commencement of proposed sale to the public:
     As soon as possible after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. _______


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH



    SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             DRESSER INDUSTRIES, INC.
                              CROSS REFERENCE SHEET
                   Pursuant to Item 501 (b) of Regulation S-K

                            Item Number to Form S-4
                              Location in Consent
                        Solicitation Statement/Prospectus

     A.   INFORMATION ABOUT THE TRANSACTION

     1.  Forepart of Registration Statement
          and Outside Front Cover Page of
          Prospectus                           Outside From Cover Page;
                                                Cross Reference Sheet

     2.  Inside Front and Outside Back Cover
          Pages of Prospectus                  Inside Front Cover Page;
                                                 Outside Back Cover Page

     3.  Risk Factors, Ratio of Earnings
          to Fixed Charges and Other
          Information                          Summary; Selected
                                                Consolidated Financial
                                                Information; Ratio of
                                                Earnings to Fixed Charges;
                                                The Companies

     4.  Terms of the Transaction              Summary; The Proposed
                                                 Amendment; Description of
                                                 the Guarantee; The
                                                 Solicitation; Federal
                                                 Income Tax Consequences

     5.  Pro Forma Financial Information*

     6.  Material Contacts with the Company
           Being Acquired                                    *

     7.  Additional Information Required for
          Reoffering by Persons and Parties Deemed
          to be Underwriters                                 *

                                Item Number to Form S-4
                                  Location in Consent
                           Solicitation Statement/Prospectus


     8.  Interest of Named Experts and Counsel                *

     9.  Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities                                        *


     B.  INFORMATION ABOUT THE REGISTRANT

     10.   Information with Respect to S-3
            Registrants                             Available Information;
                                                    Incorporation
                                                    of Certain Documents by
                                                    Reference; Selected
                                                    Consolidated Financial
                                                    Information;  Ratio
                                                    of Earnings to Fixed
                                                    Charges; Capitalization
                                                    of Dresser
     11.   Incorporation of Certain
            Information by Reference                Available Information;
                                                    Incorporation of
                                                    Certain Documents by
                                                    Reference

     12.   Information with Respect to
            S-2 or S-3 Registrants                          *

     13.  Incorporation of Certain
           Information by Reference                         *

     14.  Information with Respect to
            Registrants other than
            S-2 or S-3 Registrants                          *

     * Item is omitted because not applicable.

                                Item Number to Form S-4
                                  Location in Consent
                           Solicitation Statement/Prospectus



     C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

     15.   Information with Respect to S-3
             Companies                                               *

     16.   Information with Respect to S-2 or
              S-3 Companies                                          *

     17.   Information with Respect to Companies other
              than S-2 or S-3 Companies                              *


     D.  VOTING AND MANAGEMENT INFORMATION

     18.  Information if Proxies, Consents or
             Authorizations are to be
             Solicited                             Summary; Incorporation of
                                                   Certain Information
                                                   by Reference; The
                                                   Solicitation

     19.   Information if Proxies, Consent or
           Authorizations are not to be
           Solicited or in an Exchange Offer                         *

     __________________
     * Item is omitted because not applicable.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENTS. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                      SUBJECT TO COMPLETION, DATED JULY 1, 1994
                       CONSENT SOLICITATION STATEMENT/PROSPECTUS

                                  BAROID CORPORATION
                Solicitation of Consents to Amendment of the Indenture
                        Governing its 8% Senior Notes Due 2003
                                 (CUSIP No. 068277AA0)
                                    and Prospectus

                               DRESSER INDUSTRIES, INC.
                                      Prospectus

         Baroid Corporation ("Baroid") hereby solicits (the "Solicitation") the consent ("Consent") of registered holders of its 8% Senior Notes due 2003 (the "Notes") as of ___________________, 1994 (the "Record Date") to an
     amendment (the "Proposed Amendment") to the Indenture (the "Indenture") dated as of April 22, 1993 between Baroid and Texas Commerce Bank National Association (the "Trustee"), pursuant to which the Notes were issued. The purpose of the Solicitation and the Proposed Amendment is to amend or eliminate substantially all the principal protective covenants contained in the Indenture to enable Baroid to be operated without the restrictions of such covenants as a wholly owned subsidiary of Dresser Industries, Inc.
     ("Dresser").   On January 21, 1994 (the "Merger Effective Date"), BCD
     Acquisition Corporation, a wholly owned subsidiary of Dresser, was merged with and into Baroid (the "Merger"), the outstanding shares of common stock of Baroid, $.10 par value per share, were converted to shares of common stock, $.25 par value per share, of Dresser; and Baroid became a wholly owned subsidiary of Dresser.

         IN THE EVENT THE PROPOSED AMENDMENT IS ADOPTED, (I) DRESSER WILL FULLY AND UNCONDITIONALLY GUARANTEE (THE "GUARANTEE") THE DUE AND PUNCTUAL PAYMENT OF THE PRINCIPAL OF AND INTEREST ON THE NOTES AS AMENDED BY THE PROPOSED AMENDMENT (THE "AMENDED NOTES") AND (II) BAROID WILL PAY TO
     EACH HOLDER OF NOTES AS OF THE RECORD DATE WHO DELIVERS A VALID CONSENT
     IN FAVOR OF THE



     PROPOSED AMENDMENT PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) AND DOES NOT REVOKE SUCH CONSENT PRIOR TO THE EFFECTIVE TIME (AS DEFINED BELOW) A CONSENT FEE IN AN AMOUNT EQUAL TO $1.00 FOR EACH $1,000 PRINCIPAL AMOUNT OF NOTES (THE "CONSENT FEE"). SEE THE SOLICITATION -- CONSENT FEE.


        Dresser has less than $10 million of secured indebtedness consisting of capitalized leases and industrial revenue bonds. All other indebtedness of approximately $342 million is unsecured and, therefore, has equal ranking to the Guarantee. Dresser's 6.25% Notes restrict it from issuing secured debt without also securing existing Dresser noteholders pari passu. The proposed modification of Section 3.08 of the Baroid Indenture will have the same restrictions as now apply to Dresser. Neither the Guarantee nor the Indenture will restrict Dresser's ability to create indebtedness ranking senior to the Guarantee. Covenants under Dresser's 6.25% Notes are similar to Section 3.08.

        This Consent Solicitation Statement/Prospectus is being furnished to registered holders of Notes as of the Record Date in connection with the Solicitation. This Consent Solicitation Statement/Prospectus constitutes
   (i) a Prospectus of Dresser with respect to the Guarantee to be issued in the event the Proposed Amendment is effected, (ii) a Prospectus of Baroid with respect to any deemed issuance of securities to the extent the Amended Notes are deemed to be "new securities" after giving effect to the transactions herein, and (iii) the Solicitation Statement of Baroid with respect to the Solicitation.

             THE SECURITIES OFFERED PURSUANT TO THIS CONSENT SOLICITATION
               STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                    SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                      EXCHANGE COMMISSION OR ANY STATE SECURITIES
                         COMMISSION PASSED UPON THE ACCURACY OR
                         ADEQUACY OF THIS CONSENT SOLICITATION
                       STATEMENT/PROSPECTUS. ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ________________, 1994
                                                   (Cover page continued)



     (Continuation of cover page)

        The Solicitation is being made upon the terms and is subject to the conditions in this Consent Solicitation Statement/Prospectus and the accompanying form of Consent. See "The Solicitation." Adoption of the Proposed Amendment requires the Consents of the registered holders as of the Record Date of at least a majority (the "Requisite Consents") in aggregate outstanding principal amount of Notes. Pursuant to the terms of the Indenture, Notes owned by Baroid or any "Affiliate" (as defined in the Indenture) of Baroid are deemed not to be outstanding for purposes of determining whether the Requisite Consents have been obtained. Only the persons in whose names the Notes are registered as of the Record Date in the registry maintained by the Trustee under the Indenture, or persons who hold valid proxies from such registered holders, will be eligible to consent to the Proposed Amendment. FOR PURPOSES OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS, THE TERM "RECORD HOLDER" OR "REGISTERED HOLDER" SHALL BE DEEMED TO INCLUDE THE PARTICIPANTS (THE "DTC PARTICIPANTS") THROUGH WHICH A BENEFICIAL OWNER'S NOTES ARE HELD IN THE DEPOSITORY TRUST COMPANY ("DTC"). SEE "THE SOLICITATION -- CONSENT PROCEDURES."

        If Baroid delivers the Requisite Consents to the Trustee and the Proposed Amendment is to be effected, Dresser, Baroid and the Trustee will execute a supplemental indenture (the "Supplemental Indenture") effecting the Proposed Amendment and the Guarantee, whereupon the Proposed Amendment will be binding upon and the Guarantee will inure to the benefit of each holder of the Notes, whether or not such holder delivered a Consent. See "The Proposed Amendment" and "Description of Guarantee."

        THE SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON __________________________________ , 1994, UNLESS EXTENDED FOR A SPECIFIED
    PERIOD OR ON A DAILY BASIS UNTIL THE REQUISITE CONSENTS HAVE BEEN RECEIVED (THE "EXPIRATION DATE"). SEE "THE SOLICITATION -- EXPIRATION DATE; EXTENSION; AMENDMENTS." HOLDERS AS OF THE RECORD DATE MAY REVOKE THEIR CONSENTS AT ANY TIME UP TO, BUT SUCH CONSENTS WILL BECOME IRREVOCABLE UPON, THE EXECUTION OF THE SUPPLEMENTAL INDENTURE BY BAROID, DRESSER AND THE TRUSTEE (THE "EFFECTIVE TIME"), WHICH WILL NOT BE PRIOR TO THE EXPIRATION DATE. SEE "THE SOLICITATION -- REVOCATION OF CONSENTS."

       Holders who consent to the Proposed Amendment will be deemed to have waived any defaults and their consequences under the Indenture or Notes. As of the date of this Consent Solicitation Statement/Prospectus, there were no uncured defaults under the Indenture.



     THE OFFER OF SECURITIES HEREUNDER IS NOT BEING MADE TO, AND BAROID WILL NOT SOLICIT CONSENTS FROM, HOLDERS OF NOTES IN ANY JURISDICTION IN WHICH THE OFFER OF THE SECURITIES OR THE SOLICITATION OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE APPLICABLE SECURITIES OR BLUE SKY LAWS.

         The Solicitation Agent is:            LEHMAN BROTHERS INC.

         The Information Agent is:             D. F. KING & CO., INC.

       Questions and requests for assistance may be directed to D. F. King & Co., Inc., the Information Agent, or to Lehman Brothers Inc., the Solicitation Agent, at any of their respective addresses and telephone numbers set forth on the last page of this Consent Solicitation Statement/Prospectus. Additional copies of this Consent Solicitation Statement/Prospectus and the Consent may be obtained from the Information Agent.

                                 AVAILABLE INFORMATION

         Dresser and Baroid are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied or obtained by mail upon the payment of the Commission's prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, reports, proxy statements and other information filed by Dresser can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which exchange Dresser's common stock and the Notes are listed.

         Upon consummation of the Solicitation and the execution of the Supplemental Indenture, Baroid will cease to be subject to the information and the reporting requirements of the Exchange Act. Dresser expects to continue to make its Exchange Act periodic report filings. Any financial statements provided in such filings made by Dresser will include financial information of Baroid, presented on a consolidated basis.

         Dresser and Baroid have filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements, and exhibits thereto, referred to herein as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Guarantee and Amended Notes offered hereby. This Consent Solicitation Statement/Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments hereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Consent Solicitation Statement/Prospectus or in any document incorporated in this Consent Solicitation Statment/Prospectus by reference as to the contents of any contract, agreement or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or such document, each such statement being qualified in all respects by such reference.
  


         No person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Consent Solicitation Statement/Prospectus in connection with the offering of securities described herein and, if given or made, such information or representation should not be relied upon as having been authorized by Dresser or Baroid or any other person. This Consent Solicitation Statement/Prospectus does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Consent Solicitation Statement/Prospectus nor any distribution of the securities described herein shall, under any circumstances, create any implication that there has been no change in the affairs of Dresser and Baroid since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date.

                    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Consent Solicitation Statement/Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, upon request from, Rebecca R. Morris, Vice President - Corporate Counsel and Secretary, Dresser Industries, Inc., 2001 Ross Ave., Dallas, Texas 75201, telephone number (214) 740-6000. In order to ensure timely delivery of these documents, any request should be made by ________________________________________ , 1994.

         The following documents, which have been filed with the Commission are hereby incorporated herein by reference:


      1) Dresser's Annual Report on Form 10-K for its fiscal year ended October 31, 1993 (Commission File No. 1-4003).

      2) Dresser's Quarterly Report on Form 10-Q for the period ended January 31, 1994.

      3) Dresser's Quarterly Report on form 10-q for the period ended April 30, 1994, as amended by Amendment No.1 to Quarterly Report on Form 10-Q/A dated June 24, 1994.

     4) Dresser's Current Reports on Form 8-K dated December 9, 1993, December 29, 1993 and January 28, 1994.

     5) Dresser's Current Report on Form 8-K dated January 21, 1994, as amended by Amendment No. 1 to such Current Report on Form 8-K/A dated March 10, 1994.

     6) Baroid's Annual Report on Form 10-K for its fiscal year ended December 31, 1993 (Commission File No. 1-10624).

     7)    Baroid's Quarterly Report on Form 10-Q for the period ended
             April 30, 1994, as amended by Amendment No.1 to Quarterly Report on Form 10-Q/A dated June 15, 1994.

     8) Baroid's Current Reports on Form 8-K dated January 14, 1994, January 18, 1994 and March 30, 1994.

    9) Baroid's final prospectus dated April 16, 1993, filed pursuant to Rule 424(b) under the Securities Act.


           All documents and reports filed by Dresser and Baroid pursuant to
   Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Solicitation shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents or reports. All information appearing in this Consent Solicitation Statement/Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

           Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement/Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                                        SUMMARY

         The following summary is qualified in its entirety by the detailed information and financial statements and notes thereto contained elsewhere or incorporated by reference in this Consent Solicitation
 Statement/Prospectus.  See "Incorporation of Certain Documents by
 Reference."

     The Companies

        Dresser, together with its subsidiaries, is a global supplier serving the total hydrocarbon energy stream, both upstream and downstream.
 Dresser's highly engineered and integrated products and technical services are primarily utilized in oil and gas drilling, production and transmission; gas distribution and power generation; gas processing; petroleum refining and marketing; and petrochemical production. Baroid is a wholly owned subsidiary of Dresser. Baroid was recently acquired by Dresser pursuant to an Agreement and Plan of Merger dated as of September 7, 1993, which was approved by the stockholders of both Baroid and Dresser in separate meetings on January 19, 1994. Baroid is a worldwide provider of specialized products and services to the oil and gas industry.

       Dresser and Baroid's principal executive offices are located at 2001 Ross Avenue, Dallas, Texas 75201 and their telephone number is (214) 740-6000.

  The Solicitation

        Baroid is soliciting the Consents of registered holders of the Notes as of the Record Date to the Proposed Amendment. The purpose of the Solicitation and the Proposed Amendment is to eliminate or amend certain restrictive covenants contained in the Indenture to enable Dresser to operate Baroid as a wholly owned subsidiary without the restrictions and limitations contained in such covenants.

        IN THE EVENT THE PROPOSED AMENDMENT IS EFFECTED, (I) DRESSER WILL FULLY AND UNCONDITIONALLY GUARANTEE THE DUE AND PUNCTUAL PAYMENT OF THE PRINCIPAL OF AND INTEREST ON THE AMENDED NOTES AND (II) BAROID WILL PAY A CONSENT FEE TO EACH REGISTERED HOLDER OF NOTES, AS OF THE RECORD DATE, WHO DELIVERS A VALID CONSENT IN FAVOR OF THE PROPOSED AMENDMENT PRIOR TO THE EXPIRATION DATE AND DOES NOT REVOKE SUCH CONSENT PRIOR TO THE EFFECTIVE TIME IN AN AMOUNT IN CASH EQUAL TO $1.00 FOR EACH $1,000 PRINCIPAL AMOUNT OF NOTES.


      Holders as of the Record Date who fail to deliver valid Consents who revoke their Consent prior to the Effective Time will not receive a Consent Fee. See "The Solicitation -- Consent Fee."

            PURPOSES AND EFFECTS OF THE SOLICITATION AND GUARANTEE OFFER

           The Solicitation is intended to increase Dresser's flexibility to operate Baroid as a wholly owned subsidiary by (1) eliminating the Limitation on Debt in Section 3.08 of the Indenture, the Limitation on Restricted Payments in Section 3.09, the Limitation on Liens in Section 3.10 and the Limitation on Transactions with Affiliates in Section 3.11; (2) modifying the reporting requirements in Section 3.07, the Limitations on Sale-Leaseback Transactions in Section 3.15, the Limitation on Merger and Sale of Assets in Sections 4.01 and 4.02, the Events of Default and Acceleration in Sections 5.01 and 5.02, in each case to conform to the less restrictive provisions in the indenture dated as of June 1, 1993 between Dresser and NationsBank of Texas, N. A. governing Dresser's outstanding notes; (3) adding the guarantee to the Indenture and a Restriction on Creation of Secured Debt and (4) making certain other changes in the Indenture of a technical or conforming nature. To encourage holders of Notes to participate in the Solicitation, DRESSER WILL FULLY AND UNCONDITIONALLY GUARANTEE THE AMENDED NOTES PURSUANT TO THE GUARANTEE AND BAROID will pay the Consent Fee as discussed above. See "The Proposed Amendment."

       The Notes were issued on April 22, 1993. At that time, the Notes were rated BB+, Ba1 and BBB- by Standard and Poor's Corporation ("S&P"), Moody's Investors Service, Inc. ("Moody's") and Duff & Phelps Credit Rating Co. ("D&P"), respectively. On September 7, 1993, Dresser announced that it had entered into an agreement to acquire Baroid. The Merger was completed on January 21, 1994. On January 19, 1994, S&P raised its rating on the Notes from BB+ to A- and removed the Notes from creditwatch. S&P indicated that the revised rating reflected the credit quality and outlook of Dresser, which "intends to guarantee Baroid's debt." On February 16, 1994, Moody's placed its Ba1 rating of the Notes on review for possible upgrading pending the outcome of this Consent Solicitation. On September 7, 1993, D&P placed its BBB- rating on the Notes on "Ratings Watch - Favorable" based upon the future assumption by Dresser of Baroid's obligations. THE NOTES ARE NOT CURRENTLY GUARANTEED BY DRESSER.

        Upon receipt of the Requisite Consents and execution and delivery of the Supplemental Indenture, the Proposed Amendment will become effective, and each Note will be deemed amended thereby and will be governed by the Indenture as amended by the Supplemental Indenture. Thereafter, all current holders of the Notes, including non-consenting holders, and all subsequent holders of Notes will be bound by the Proposed Amendment and will have the benefit of the Guarantee.


  CERTAIN CONSIDERATIONS RELATING TO THE PROPOSED AMENDMENT

          Set forth below are certain considerations in voting for or against the Proposed Amendment. The list is not all inclusive and there may be additional advantages or disadvantages in voting for the Proposed Amendment not set forth below.

          Certain advantages of voting in favor of the Proposed Amendment:

          If the Proposed Amendment is adopted, Dresser will fully and unconditionally guarantee the Notes as amended.

          D&P has placed the credit rating of the Notes on favorable watch pending the future guarantee by Dresser of Baroid's obligations. Moody's has placed the rating of the Notes on review for possible upgrading pending the outcome of this Consent Solicitation. Dresser's long term debt is currently rated A1, A- and A+ by Moody's, S&P and D&P, respectively.

          If the Proposed Amendment is adopted, consenting Noteholders will receive a Consent Fee. Noteholders voting against the Proposed Amendment or not voting at all will not receive the Consent Fee.

          A consideration for voting against the Proposed Amendment:

          If the Proposed Amendment is not approved, the existing covenants will remain in effect. The Notes will be subject to the existing covenants and as a result, among other things, Baroid will not be able to incur additional unsecured indebtedness without restriction.

  REQUISITE CONSENTS

           Adoption of the Proposed Amendment requires the receipt of the Requisite Consents, consisting of the Consent of the registered holders of Notes, as of the Record Date, of a majority in aggregate principal amount of the Notes outstanding and not owned by Baroid or any of its Affiliates. As of the date of this Consent Solicitation Statement/Prospectus, $150,000,000 of Notes were outstanding and none were held by Baroid or its Affiliates.

        The failure of a holder of Notes to deliver a Consent (including any failures resulting from broker non-votes) will have the same effect as if such holder had voted "Against" the Proposed Amendment. See "The Solicitation -- Requisite Consents."

            EXPIRATION DATE AND EFFECTIVE TIME; EXTENSIONS

       The term "Expiration Date" means 5:00 p.m., New York time, on ___________________, 1994, unless Baroid, in its sole discretion, extends the period during which the Solicitation is open, in which event the term "Expiration Date" means the latest time and date to which the Solicitation is so extended. Baroid reserves the right to extend the Solicitation at any time, whether or not the Requisite Consents have been received, by giving oral or written notice to the Trustee no later than 9:00 a.m., New York time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the registered holders of the Notes as of the Record Date). Such announcement or notice may state that Baroid is extending the Solicitation for a specified period of time or on a daily basis until 5:00 p.m., New York time, on the date on which the Requisite Consents have been received.

    Consents will be irrevocable at the Effective Time (the time that Dresser, Baroid and the Trustee execute the Supplemental Indenture, which will not be prior to the Expiration Date). See "The Solicitation-- Revocation of Consents." Subject to the satisfaction of certain conditions (see "The Solicitation--Conditions of the Solicitation"), promptly after the Expiration Date, Dresser, Baroid and the Trustee will execute the Supplemental Indenture, which will be effective upon its execution. Thereafter, all current holders of the Notes, including non-consenting holders, and all subsequent holders of the Notes will be bound by the Proposed Amendment and will have the benefit of the Guarantee. See "The Proposed Amendment" and "Description of the Guarantee."

 CONSENT FEE

      Registered holders of Notes as of the Record Date whose properly executed Consents are received prior to the Expiration Date and not revoked prior to the Effective Time will be eligible to receive the Consent Fee.
  The Consent Fee will be $1.00 in cash for each $1,000 in principal amount of Notes with respect to which a Consent is received and not revoked prior to the Effective Time. ONLY HOLDERS OF NOTES AS OF THE RECORD DATE WHO TIMELY CONSENT WITHOUT REVOCATION TO THE PROPOSED AMENDMENT WILL BE ELIGIBLE TO RECEIVE THE CONSENT FEE. ANY SUBSEQUENT TRANSFEREES OF such holders and any holders of Notes as of the Record Date who do not timely consent to the Proposed Amendment (and their transferees) will not be eligible to receive the Consent Fee even though the Proposed Amendment, if approved through the receipt of the Requisite Consents, will be binding on them. In the event the Requisite Consents are obtained and the Proposed Amendment is effected, all holders of Notes, whether or not they delivered Consents, will receive the benefit of the Guarantee.




        Baroid's obligation to pay the Consent Fee is contingent upon receipt of the Requisite Consents, the execution of the Supplemental Indenture and effectiveness of the Proposed Amendment.

CONSENT PROCEDURES

       Only those persons who are registered holders of the Notes as of the Record Date may execute and deliver a Consent. A beneficial owner of Notes who is not the registered holder of such Notes (e.g., a beneficial holder whose Notes are registered in the name of a nominee such as a bank or a brokerage firm) must arrange for the registered holder either (i) to execute a Consent and deliver it either to the Information Agent on such beneficial owner's behalf or to such beneficial owner for forwarding to the Information Agent by such beneficial owner or (ii) to forward a duly executed proxy from the registered holder authorizing the beneficial holder to execute and deliver a Consent with respect to the Notes on behalf of such registered holder. A form of proxy that may be used for such purpose is included in the Consent. For purposes of this Consent Solicitation Statement/Prospectus, (i) the term "record holder" or "registered holder" shall be deemed to include DTC Participants and (ii) DTC has authorized DTC Participants to execute Consents as if they were registered holders.

        Giving a Consent will not affect a registered holder's right to sell or transfer the Notes. All Consents received and not revoked prior to the Effective Time will be effective notwithstanding a record transfer of such Notes subsequent to the Record Date, unless the registered holder of such Notes as of the Record Date revokes such Consent prior to the Effective Time by following the procedures set forth under "Revocation of Consents" below.

        HOLDERS OF NOTES AS OF THE RECORD DATE WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY THE EFFECTIVE TIME BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND EXECUTED CONSENTS TO THE INFORMATION AGENT AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE CONSENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. CONSENTS SHOULD BE DELIVERED TO THE INFORMATION AGENT, NOT TO DRESSER, BAROID OR THE TRUSTEE. HOWEVER, BAROID RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY DRESSER, BAROID OR THE TRUSTEE.

        UPON EXECUTION OF THE SUPPLEMENTAL INDENTURE BAROID WILL PROVIDE FOR THE EXCHANGE OF NOTES FOR AMENDED NOTES ENDORSED WITH THE GUARANTEE. REGISTERED HOLDERS SHOULD NOT TENDER OR DELIVER NOTES AT THIS TIME.



        The registered ownership of Notes as of the Record Date shall be proved by the Trustee, as registrar of the Notes. All questions as to the validity, form, eligibility (including time of receipt) regarding the Consent procedures will be determined by Baroid in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and of ownership. Baroid reserves the right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of Baroid or its counsel, be unlawful. None of Dresser or Baroid or any of their affiliates, the Solicitation Agent, the Information Agent, the Trustee or any other person shall be under any duty to give any notification of any defects or irregularities in connection with deliveries of particular Consents, nor shall any of them incur any liability for failure to give such notification.

 Revocation of Consents

      Prior to the Effective Time and notwithstanding any transfer of the Notes to which such Consent relates, any registered holder of Notes as of the Record Date may revoke any Consent given as to its Notes or any portion of such Notes (in integral multiples of $1,000). A registered holder of Notes as of the Record Date desiring to revoke a Consent must, prior to the Effective Time, deliver to the Information Agent at the address set forth on the back cover page of this Consent Solicitation Statement/Prospectus and on the Consent a written revocation of such Consent (which may be in the form of a subsequent Consent marked with a specification, i.e., "For" or "Against," different from that set forth on the Consent as to which the revocation is being given) containing the name of such registered holder, the serial numbers of the Notes to which such revocation relates, the principal amount of Notes to which such revocation relates and the signature of such registered holder. See "The Solicitation--Revocation of Consents."

 Conditions of the Solicitation

      Consents will be irrevocable at the Effective Time, which will not be prior to the Expiration Date. Subject to the satisfaction of certain conditions described below, promptly after the Expiration Date, the Trustee, Baroid and Dresser will execute the Supplemental Indenture, which will be effective upon its execution. Execution of the Supplemental Indenture is conditioned upon (i) the receipt of the Requisite Consents and (ii) at the election of Baroid, the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendment, the entering into of the Supplemental Indenture or


 the payment of the Consent Fees or question the legality or validity thereof. The Solicitation may be abandoned by Baroid at any time prior to the execution of the Supplemental Indenture, for any reason, in which case all Consents will be voided, the Guarantee will not be issued and the Consent Fee will not be paid.


 FEDERAL INCOME TAX CONSEQUENCES

        Dresser and Baroid intend to take the position that the adoption of the Proposed Amendment and the Guarantee and the payment of the Consent Fee will not result in a deemed exchange of the Notes for federal income tax purposes. In that event, except for the payment of the Consent Fee, the transactions contemplated by the Consent Solicitation would not result in any federal income tax consequences to a holder of the Notes. Dresser and Baroid further intend to treat the Consent Fee as a fee paid to holders that grant Consents pursuant to the Consent Solicitation. Consistent with that treatment, a holder would recognize ordinary income equal to the amount of cash received.

        Should the adoption of the Proposed Amendment and the Guarantee and the payment of the Consent Fee be deemed an exchange of the Notes for federal income tax purposes, then the Notes would be deemed exchanged for New Notes. If the Notes and the New Notes constitute securities (the determination of "security" status is generally made by reference to the original term of the debt, with debt instruments with an initial term of ten years or more being treated as securities, and debt instruments with initial terms of less than five years generally not being treated as securities) of Baroid for federal income tax purposes, then a holder would recognize no gain or loss (except as noted below) as a result of the transaction contemplated by the Consent Solicitation. If the Notes or the New Notes were not considered securities of Baroid for federal income tax purposes, a holder would recognize gain or loss in the amount equal to the difference between the "issue price" (the trading price on the date of the deemed exchange) of the New Notes and the holder's adjusted tax basis in the Note deemed exchanged. Furthermore, if holders were treated as exchanging their Notes for New Notes for federal tax purposes, the Consent Fee may be treated as additional consideration received in such exchange or possibly as original issue discount on the New Notes.

        Because of the absence of final Treasury Regulations, no opinion is expressed by counsel to Dresser and Baroid as to whether the Proposed Amendment and the Guarantee and the payment of the Consent Fee result in a deemed exchange for federal tax purposes. In addition, because of the lack of direct authority concerning the issue, no opinion is expressed as to the federal income tax consequences of the receipt of the Consent Fee. Further, no ruling has been requested from the Internal Revenue Service regarding the tax consequences of the Proposed Amendment and the Guarantee and payment of the Consent Fee. No assurance can be given that the positions intended to be taken by Dresser and Baroid described above will be accepted by the Internal Revenue Service.


        For a summary of the material United States Federal Income Tax Consequences to holders of the Notes of the Proposed Amendment and the Guarantee, see "Certain Federal Income Tax Consequences."

  SOLICITATION AGENT; INFORMATION AGENT

     Baroid and Dresser have retained Lehman Brothers Inc. as Solicitation Agent in connection with the Solicitation. The Solicitation Agent will solicit Consents, will attempt to respond to inquiries of holders of Notes and will receive a customary fee for such services. Baroid and Dresser have agreed to indemnify the Solicitation Agent against certain liabilities and expenses, including liabilities under the securities laws in connection with the Solicitation.

        Baroid has retained D. F. King & Co., Inc. as Information Agent in connection with the Solicitation. The Information Agent will solicit Consents, will be responsible for collecting Consents and will receive a customary fee for such services.

           Requests for additional copies of this Consent Solicitation Statement/Prospectus or the form of Consent may be directed to the Information Agent at its address and telephone numbers set forth on the last page of this Consent Solicitation Statement/Prospectus.

  CURRENT MARKET FOR THE NOTES

       The Notes are currently listed on the NYSE but there is a limited amount of trading in the Notes. There can be no assurance that a more active market will develop or that the price of the Notes will equal or exceed the original public offering price. Prices for the Notes will be determined in the marketplace and may be influenced by many factors,



 including the breadth and liquidity of their market, investor perception of the financial condition and business prospects of Dresser, Baroid, the oil and gas industry in general, the level of interest rates and general market conditions.

                                     INTRODUCTION

        This Consent Solicitation Statement/Prospectus constitutes (i) a Prospectus of Dresser with respect to the Guarantee to be issued in the event the Proposed Amendment is effected, (ii) a Prospectus of Baroid with respect to any deemed issuance of securities to the extent the Amended Notes are deemed to be "new securities" after giving effect to the transactions herein and (iii) the Solicitation Statement of Baroid with respect to the Solicitation. This Consent Solicitation Statement/Prospectus is first being mailed on or about __________________________, 1994 to registered holders of the Notes as of the Record Date.


                                   THE COMPANIES

  Dresser

      Dresser, together with its subsidiaries, is a global supplier serving the total hydrocarbon energy stream, both upstream and downstream.
 Dresser's highly engineered and integrated products and technical services are primarily utilized in oil and gas drilling, production and transmission; gas distribution and power generation; gas processing; petroleum refining and marketing; and petrochemical production. Dresser's operations are divided into three industry segments: Oilfield Services; Hydrocarbon Processing Industry; and Engineering Services.

       Oilfield Services. This segment supplies products and services essential to oil and gas exploration, drilling and production. These products and services include drilling fluid systems, rock bits, production tools, pipe coating and resource exploration services.

      Hydrocarbon Processing Industry. This segment designs, manufactures and markets highly engineered products and systems for energy producers, transporters, processors, distributors and users throughout the world. Products and systems of this segment include compressors, turbines, electrical generator systems, pumps, power systems, measurement and control devices, and gasoline dispensing systems.

       Engineering Services. Dresser's wholly owned subsidiary, The M.W. Kellogg Company, provides engineering, construction and related services, primarily to the hydrocarbon processing industries.

      Dresser's principal executive offices are located at 2001 Ross Ave., Dallas, Texas 75201 and its telephone number is (214) 740-6000.



  Baroid

       Baroid is a worldwide provider of specialized products and services to the oil and gas industry. Baroid became a wholly owned subsidiary of Dresser on January 21, 1994, as a result of the merger of BCD Acquisition Corporation, a wholly owned subsidiary of Dresser, with and into Baroid. Baroid's operations are conducted principally through subsidiaries as follows:

     Drilling Fluids. Baroid Drilling Fluids Inc., a worldwide integrated producer and distributor of drilling fluids, provides specially formulated fluids used in the drilling process to lubricate and cool the drill bit, seal porous well formations, remove rock cuttings and control downhole pressure.

      Drilling Services and Products. Sperry-Sun Drilling Services Inc. rents specialized steering and measurement-while-drilling tools provides directional drilling services for oil and gas wells throughout the world. DB Stratabit, Inc., provides diamond drill bits and coring products and services to the oil and gas industry worldwide.

        Offshore Services. Sub Sea International Inc., acquired by Baroid in January 1993, provides diving and underwater engineering services to the oil and gas industry to inspect, construct, maintain and repair offshore drilling rigs and platforms, underwater pipelines and other offshore oil and gas facilities, as well as designs, manufactures and deploys unmanned, remotely operated vehicles often used to perform such engineering services. Sub Sea also provides pipeline installation services, burial and inspection and maintenance and repair work on platforms in offshore oil and gas fields.

      Baroid's principal executive offices are located at 2001 Ross Ave., Dallas, Texas 75201 and its telephone number is (214) 740-6000.

                                THE PROPOSED AMENDMENT

           The Proposed Amendment would (1) eliminate the Limitation on Debt in
  Section 3.08 of the Indenture, the Limitation on Restricted Payments in
  Section 3.09, the Limitation on Liens in Section 3.10 and the Limitation on Transactions with Affiliates in Section 3.11; (2) modify the Limitations on Sale-Leaseback Transactions in Section 3.15, the Limitation on Merger and
  Sale of Assets in Sections 4.01 and 4.02, the reporting requirements in
  Section 3.07, the Events of Default and Acceleration in Sections 5.01 and
  5.02, in each case to conform to the less restrictive provisions in the indenture governing Dresser's outstanding notes; (3) add the Guarantee to



  the Indenture (See "The Description of the Guarantee") and a Restriction on Creation of Secured Debt; and (4) make certain other changes in the Indenture of a technical or conforming nature. The text of the preceding Sections, including the amended language for Sections to be modified is attached to this Consent Solicitation Statement/Prospectus as Appendix I. In the event the Proposed Amendment is effected, Dresser will fully and unconditionally guarantee the due and punctual payment of the principal of and interest on the Amended Notes. The text of the Guarantee, which will be set forth in the Supplemental Indenture, is attached to this Consent Solicitation Statement/Prospectus as Appendix II.

        THE FOLLOWING STATEMENTS, UNLESS THE CONTEXT OTHERWISE REQUIRES, ARE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF CERTAIN PROVISIONS OF THE INDENTURE, OR THE PROPOSED AMENDMENT, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE INDENTURE AND THE PROPOSED AMENDMENT.

        Unless otherwise defined, capitalized terms used in the following descriptions of current Indenture provisions are used as defined in the Indenture and capitalized terms used in the following descriptions of proposed Indenture provisions are used as defined in the Supplemental Indenture.

  Covenant Relating to Commission Reports

     Current Provision

      Section 3.07 of the Indenture currently requires that Baroid file with the Trustee and provide Holders, within five days after filing them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that Baroid is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that Baroid is not required to file information, documents or reports pursuant to either of Section 13 or 15(d) of the Exchange Act, Baroid is nonetheless required to file with the Commission, in accordance with such rules and regulations as are prescribed by the Commission, and provide the Trustee and Holders copies of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, with respect to a security listed and registered. Baroid also shall comply with the other provisions of TIA Section 314(a).

   Proposed Amendment.

      If the Requisite Consents are obtained, the covenant relating to



  providing Commission reports will be amended to delete the second sentence thereof and to obligate Dresser (not Baroid) to provide, within 15 days after it files them with the Commission, to the Trustee reports, documents and other information required to be filed by Dresser with the Commission. Neither Dresser nor Baroid will be obligated to provide such reports, documents or other information to the Holders of the Amended Notes.

  Covenants Relating to Limitation on Debt, Limitation on Restricted
      Payments and Limitation on Liens

     Current Provisions

        Section 3.08 of the Indenture currently prohibits Baroid and its Subsidiaries from, directly or indirectly, incurring any Debt unless the Consolidated Interest Coverage Ratio determined on the date of incurrence of such Debt exceeds 2.75 to 1, except that the Indenture currently permits the incurrence of certain specified Debt, including (i) Debt under the Baroid Credit Agreement, (ii) Debt incurred in connection with one or more letters of credit issued pursuant to certain specified obligations and subject to certain amount limitations, (iii) Debt evidenced by the Notes, (iv) certain Debt of a Person existing at the time such Person is merged with or into or consolidated with Baroid or a Subsidiary, (v) Debt of a Subsidiary of Baroid existing at the time such Subsidiary became a Subsidiary of Baroid and not incurred as a result of such Subsidiary becoming a Subsidiary, (vi) Debt of Baroid or any Subsidiary in respect of (A) purchase money obligations incurred to finance the acquisition of Property acquired in the ordinary course of business of Baroid and its Subsidiaries, provided that such purchase money obligation is Non-Recourse Indebtedness not exceeding the amount of property acquired thereby, and such property is useful in the business conducted by Baroid and its Subsidiaries and (B) Capitalized Lease Obligations, provided that such Capitalized Lease Obligation is Non-Recourse Indebtedness and such plant and equipment is useful in the business, and
  (vii) certain other specified Debt, including Debt in an amount of up to $50 million.

        Section 3.09 of the Indenture currently prohibits Baroid from, directly or indirectly, making or permitting any Subsidiary from making, any Restricted Payment, if, after giving effect thereto (including the pro forma effect of the proposed Restricted Payment on the Consolidated Interest Coverage Ratio for purposes of clause (ii) Section 3.09 of the Indenture):
  (i) a Default or Event of Default shall have occurred and be continuing;
  (ii) Baroid would not be able to incur at least $1.00 of additional Debt pursuant to paragraph (a) of Section 3.08, and (iii) the aggregate amount of all Restricted Payments made by Baroid and the Subsidiaries shall exceed a specified amount.



       Section 3.10 of the Indenture currently prohibits Baroid and its Subsidiaries from, directly or indirectly, (a) creating, assuming or allowing to exist any Lien on property (including stock) owned by Baroid or its Subsidiaries or any income or profits from that property owned as of the date of the Indenture or thereafter acquired, or (b) assigning a right to receive income or profits from that property other than for (i) Liens existing as of the Issue Date; (ii) Liens securing Debt of Baroid, provided that the Securities are secured equally or senior to such liens; and (iii) Permitted Liens.

 Proposed Amendment.

     If the Requisite Consents are obtained the covenants in Sections 3.08,
 3.09 and 3.10 will be deleted in their entirety and a new covenant restricting the incurrence of secured debt will be inserted instead. Such new covenant will provide that Baroid will not, and will not cause or permit its Subsidiaries to, create, incur, assume or guarantee any Secured Debt without first equally and ratably securing the Amended Notes to such Secured Debt; provided that such covenant will not apply to Secured Debt which is secured by (i) certain Security Interests granted to secure payment of the cost of acquisition, construction, development or improvement of property,
 (ii) any Security Interest on property at the time of its acquisition by Baroid or a Subsidiary, which Security Interest secures the obligations assumed by Baroid or a Subsidiary or on the property of a corporation or other entity at the time it is merged into Baroid or a Subsidiary (other than any Security Interests created in contemplation of the acquisition of such property or the consummation of such merger), (iii) Security Interests arising from any conditional sales agreements or title retention agreements with respect to property acquired by Baroid or a Subsidiary and (iv) Security Interests securing Indebtedness of a Subsidiary owing to Baroid or to another Subsidiary. In addition, such permitted Secured Debt will include any extension, renewal or refunding, in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.

    In addition, Baroid and its Subsidiaries will be permitted to create, incur, assume or guarantee Secured Debt, without equally and ratably securing the Amended Notes, if immediately thereafter the sum of (i) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted as provided under the immediately preceding paragraph) and (ii) all Attributable Debt in respect of Sale and Leaseback Transactions as of the date of determination would not exceed 5% of Consolidated Net Tangible Assets.

     Covenant Relating to Limitation on Transactions with Affiliates

      Current Provisions

        Section 3.11 of the Indenture currently prohibits Baroid and its Subsidiaries from directly or indirectly entering into or permitting to exist any transaction or series of related transactions (including the purchase, sale, exchange or lease of Property, the making of any Investment, the giving of any guarantee or the rendering or receiving of any service) with any Affiliate of Baroid, except for any transaction or series of related transactions in the ordinary course of business of Baroid, which involve a dollar amount that is less than 3% of the consolidated revenues of



  Baroid and its Subsidiaries for the prior fiscal year, unless (i) such transaction or series of related transactions is on terms no less favorable to Baroid than those that could be obtained by Baroid or such Subsidiary, as the case may be, in a comparable transaction made on any arm's-length basis with a Person who is not such an affiliate and (ii) with respect to any transaction or series of related transactions that has a Fair Market Value equal to, or in excess of $5,000,000, either (A) the transaction or series of related transactions is approved by a majority of the Independent directors of the Board of Directors or (B) the transaction or series of related transactions was contemplated in the business plan approved by a majority of the Independent directors of the Board of Directors or was approved by Officers of Baroid within the scope of their grant of authority approved by a majority of the Independent directors of the Board of Directors.

           Proposed Amendment

           If the Requisite Consents are obtained, the Covenant relating to
  Limitation on Transactions with Affiliates will be deleted in its entirety.



     Covenant Relating to Limitation on Sale-Leaseback Transactions

           Current Provisions

           Section 3.15 of the Indenture currently prohibits Baroid and its Subsidiaries from directly or indirectly entering into, assuming, guaranteeing or otherwise becoming liable with respect to any Sale-Leaseback Transaction unless (i) Baroid or such Subsidiary would be permitted under
  Section 3.08 to incur Debt in an aggregate principal amount equal to or exceeding the value of the Sale-Leaseback Transaction or (ii) the net proceeds from such transaction are at least equal to the Fair Market Value of such Property being transferred and Baroid or such Subsidiary applies or commits to apply within 60 days an amount equal to the Net Available Proceeds of sale pursuant to the Sale-Leaseback Transaction to (A) the repayment of Company Debt that is Pari Passu with the Securities or, if no such Debt is outstanding or repayable, in lieu thereof, other Company or Subsidiary Debt or (B) the investment by Baroid in the primary line of business of Baroid and its Subsidiaries.

       Proposed Amendment

       If the Requisite Consents are obtained, the covenant relating to Limitation on Sale-Leaseback Transactions will be deleted in its entirety and a new covenant inserted instead. Such new covenant will provide that Baroid will not, and will not permit its Subsidiaries to, enter into any Sale and Leaseback Transaction unless (a) Baroid or the Subsidiary would be entitled to incur Secured Debt pursuant to the new Section 3.08 (with certain exceptions) in an amount equal to the Attributable Debt in respect to such Sale and Leaseback Transaction without equally and ratably securing the Securities as provided in Section 3.08 or (b) (i) Baroid notifies the Trustee, (ii) the net proceeds of the transfer are at least equal to the fair value of the transferred property and (iii) Baroid or such Subsidiary shall apply (or shall have committed to apply) within one year of the transaction an amount equal to the net proceeds of the transaction to the optional redemption or repayment of Funded Debt, if any. If Baroid or the Subsidiary shall have committed to apply the amount, Baroid or the Subsidiary must so apply the amount within 18 months after the transaction.

  Covenant Relating to Merger Involving Baroid

       Current Provisions

      Sections 4.01 and 4.02 of the Indenture currently prohibit Baroid from entering into any transaction or series of transactions in order to consolidate or merge with or into any Person or in order to sell, assign,



 transfer or lease or otherwise dispose of all or substantially all of its Properties as an entirety to any Person or permit any Person to merge with or into Baroid unless: (i) (A) Baroid shall be the continuing Person after such transaction, or (B) the Person (if other than Baroid) formed by such consolidation or into which Baroid is merged or to which the Properties of Baroid are transferred substantially as an entirety (the "surviving entity") is a corporation organized and existing under the laws of the United States, and state thereof or the District of Columbia; (ii) (A) the surviving entity (if other than Baroid) unconditionally assumes by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Baroid under the Notes and the Indenture, (B) the surviving entity meets the Legal Requirements applicable to the Notes and the Indenture at the time of such transaction and (C) the Indenture remains in full force and effect; (iii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and Baroid (or the surviving entity if Baroid is not the continuing obligor under the Indenture), giving effect to such transaction, could incur at least $1.00 of additional Debt (assuming a market rate of interest with respect to such additional Debt) under Section 3.08 (a); and (iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis, including any Debt incurred or anticipated to be incurred in connection with such transaction or series of transactions, the Consolidated Net Worth of Baroid (or the surviving entity if Baroid is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of Baroid immediately before such transaction. Upon any such consolidation, merger, sale, assignment or transfer, the successor corporation will be substituted for Baroid under the Indenture. The successor corporation may then exercise every power and right of Baroid under the Indenture, and Baroid will be released from all of its liabilities and obligations in respect of the Notes and Indenture.

     Proposed Amendment

  If the Requisite Consents are obtained, the covenants relating to permissible mergers involving Baroid will be deleted in its entirety and a new covenant inserted instead. Such new covenant will provide that Baroid will not consolidate or merge into or sell, assign, transfer or lease all or substantially all of its assets to another person unless (i) the person is a corporation organized under the laws of the United States of America or any state thereof, (ii) the person assumes by supplemental indenture all the obligations of Baroid relating to the Amended Notes and Indenture and (iii)
  immediately after the transaction no Default exists.   Upon any such
  consolidation, merger, sale, assignment or transfer, the successor corporation will be substituted for Baroid under the Indenture. The


  successor corporation may then exercise every power and right of Baroid under the Indenture, and Baroid will be released from all of its liabilities and obligations in respect of the Amended Notes and Indenture. In the event Baroid leases all or substantially all of the assets, the lessee corporation will be successor to Baroid and may exercise every power and right of Baroid under the Indenture, but Baroid will not be released from its obligations to pay the principal of and premium, if any, and interest, if any, on the Amended Notes. In no event would such consolidation, merger, sale, assignment or transfer effect the Guarantee of the Notes.

     Covenants Relating to Events of Default and Acceleration

       Current Provisions

       Sections 5.01 and 5.02 of the Indenture currently define Events of Default and remedies in respect thereof. An Event of Default occurs if (i) Baroid defaults on the interest payment on any Security and the default continues for 30 days; (ii) Baroid defaults on the payment of principal or premium, if any, on any Security when the same is due at Stated Maturity, upon acceleration, upon exercise by the Holder of a repurchase option upon a Change of Control or otherwise; (iii) Baroid fails to observe, perform or comply with any agreements or covenants in, or provisions of, the Securities or the Indenture and the default continues for 60 days after Baroid receives notice of Default from the Trustee or the holders of 25% in principal amount of the Securities; (iv) Baroid or any of its Subsidiaries fails to make payment of principal, premium, or interest on any Debt when due or such Debt is accelerated because of a default, and the aggregate principal amount of such Debt with respect to such failure to pay or acceleration exceeds $5,000,000 or its foreign currency equivalent; (v) one or more judgments, orders or decrees in an aggregate amount in excess of $10,000,000 (net of any written acknowledgement of insurance coverage) are rendered against Baroid or any of its Subsidiaries (excepting judgments or orders that relate to Baroid's ordinary course of business in foreign jurisdictions, from a foreign court and realizable upon Property of Baroid or its Subsidiaries with an aggregate of value of less than $10,000,000), and not discharged and a period of 60 days elapses during which there is no stay of enforcement in effect; (vi) Baroid fails to comply with the covenant regarding when Baroid may merge; (vii) Baroid or a Significant Subsidiary commences certain actions under Bankruptcy Law or for the relief of debtors; or (viii) a court of competent jurisdiction enters an order or decree under Bankruptcy Law that is for relief against Baroid or any of its Significant Subsidiaries in an involuntary case in bankruptcy, appoints a Custodian for all or substantially all of the Property of Baroid or any of its Significant Subsidiaries or orders the winding up or liquidation of Baroid or any of its Significant Subsidiaries, and, in each case, the order or decree remains


  unstayed and in effect for 60 days. The Trustee, within 90 days after the occurrence of any continuing Default within its knowledge, will give notice to Securityholders, provided however, that with the exception of a Default in the payment of principal or interest, the Trustee may withhold such notice as long as it determines in good faith such withholding to be in the best interests of Securityholders. Baroid must deliver within 30 days after the occurrence thereof written notice of an event which would become an Event of Default under (iii) above its status and the action to be taken in respect thereto. If an Event of Default, other than one with respect to
  (vii) or (viii) above, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities may declare the principal of and accrued interest on the Securities to be immediately due and payable. If an Event of Default occurs under (vii) or (viii) above and is continuing, the principal of and interest on all the Securities shall ipso facto become immediately due and payable without further action by the Trustee or Securityholders. With certain exceptions, the Holders of a majority in principal amount of the Securities may by notice to the Trustee rescind an acceleration and waive any existing Default.

        Proposed Amendment

        If the Requisite Consents are obtained, the covenants relating to Events of Default and Acceleration will be amended and replaced in their entirety. Such new covenants will provide that an Event of Default will occur if (i) Baroid defaults on the interest payment on any Security and the default continues for 30 days; (ii) Baroid defaults on the payment of principal or premium, if any, on any Security when the same is due at Stated Maturity, upon acceleration, upon exercise by the Holder of a repurchase option upon a Change of Control or otherwise; (iii) Baroid fails to comply with any agreements relating to the Securities or the Indenture and the default continues for 90 days after Baroid receives notice of default from the Trustee or the holders of 25% in principal amount of the Securities;
  (iv) there occurs a default under any indebtedness then existing or thereafter created for money owed by Baroid or any Restricted Subsidiary with a principal amount then outstanding in excess of $25,000,000 and such indebtedness is accelerated and such acceleration is not rescinded or annulled; (v) Baroid or a Material Subsidiary commences certain actions under Bankruptcy Law or for the relief of debtors; or (vi) a court of competent jurisdiction enters an order or decree under Bankruptcy Law that is for relief against Baroid or any of its Material Subsidiaries in an involuntary case, appoints a Custodian for all or substantially all of the Property of Baroid or any of its Material Subsidiaries or order the winding up or liquidation of Baroid or any of its Material Subsidiaries, and the order or decree remains unstayed and in effect for 90 days. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least
  25%



  in principal amount of the Securities may declare the principal of and accrued interest on the Securities to be immediately due and payable. With certain exceptions, the Holders of a majority in principal amount of the Securities may by notice to the Trustee and Baroid rescind an acceleration and waive any existing Default.

  Other Provisions of the Indenture.

    Certain other provisions of the Indenture may be amended to make technical and conforming changes resulting from the Proposed Amendment.

                             DESCRIPTION OF THE GUARANTEE

     The text of the Guarantee, which will be set forth in the Supplemental Indenture, is attached to this Consent Solicitation Statement/Prospectus as Annex II. Dresser reserves the right, however, to amend, modify or otherwise supplement the text of the Guarantee so long as any such amendment, modification or supplement does not have an adverse effect on the holders of the Amended Notes.

     The Guarantee will be a direct unsecured, unsubordinated, full and unconditional guarantee by Dresser of the due and punctual payment of the principal of, premium, if any, and interest on the Amended Notes. The Guarantee will rank equally in right of payment with all direct, unsecured and unsubordinated indebtedness (including guarantees of the indebtedness of others) of Dresser. At January 31, 1994, Dresser on a consolidated, pooled basis, had approximately $583 million aggregate principal amount (including the Notes) of such indebtedness outstanding. See "Capitalization of Dresser."

           Dresser has less than $10 million of secured indebtedness consisting of capitalized leases and industrial revenue bonds. All other indebtedness of approximately $342 million is unsecured and, therefore, has equal ranking to the Guarantee. Dresser's 6.25% Notes restrict it from issuing secured debt without also securing existing Dresser noteholders pari passu. The proposed modification of Section 3.08 of the Baroid Indenture will have the same restrictions as now apply to Dresser. Neither the Guarantee nor the Indenture will restrict Dresser's ability to create indebtedness ranking senior to the Guarantee. Covenants under Dresser's 6.25% Notes are similar to Section 3.08.

      As of January 31, 1994, Dresser guaranteed repayment of $12 million of other obligations of its subsidiaries. None of the guarantees has cross-default provisions. Dresser's 6.25% Notes have a cross-default provision for default constituted by the failure to make payment on any indebtedness of Dresser or of a Restricted Subsidiary of principal amounts greater than $25 million when due and payable after the expiration of any applicable grace period with respect thereto or which results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, which would accelerate the repayment of the 6.25% Notes.

       As of the date of this Consent Solicitation Statement/Prospectus, the senior long-term indebtedness of Dresser was rated A-, A-1 and A+ by



  Standard & Poor's Corporation, Moody's Investors Service, Inc. and Duff & Phelps Credit Rating Co., respectively. Neither the Guarantee nor the Indenture will restrict Dresser's ability to incur secured or unsecured indebtedness or to engage in any other transaction that could cause such ratings to be reduced.

                      SELECTED CONSOLIDATED FINANCIAL INFORMATION


 Dresser (including Baroid)

  The following table sets forth selected consolidated financial information for Dresser, which has been derived from Dresser's Consolidated Financial Statements.

  On January 21, 1994, a wholly-owned subsidiary of Dresser merged with Baroid, as a result of which, each outstanding share of Baroid common stock was exchanged for 0.40 shares of Dresser common stock and Baroid became a wholly-owned subsidiary of Dresser. The Merger has been accounted for as a pooling-of-interests.

  The following selected financial information has been restated on a pooling-of-interests basis as if the Merger had been in effect during the periods presented. This information should be read in conjunction with the Supplemental Consolidated Financial Statements contained in Dresser's Current Report on Form 8-K dated January 21, 1994, as amended by Dresser's Form 8-K/A dated March 10, 1994, and the Consolidated Condensed Financial Statements contained in Dresser's Quarterly Report on Form 10-Q for the quarter ended April 30, 1994, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."



                                          Years Ended October 31,
                              1993      1992       1991      1990       1989
                                  (In millions, except per share items)


     Net sales and
        service revenues    $5,043.8  $4,551.8   $4,681.1  $4,310.9   $3,761.8
     Earnings from continuing
       operations before
       non-recurring and
       extraordinary items     204.7     142.2      161.6     164.7      155.8
       Litigation (settlement)
          and recoveries       (41.0)         -          -         -          -
       Restructuring charges   (35.5)    (50.0)     (24.0)         -          -
     Earnings from continuing
       operations before
       extraordinary items    128.2      92.2      137.6     164.7      155.8
          Per share              .74       .54        .80       .97        .98
     Cash dividends declared  100.0      96.0       95.5      85.5       70.0
       Per share                 .60       .60        .60       .53        .45
     Total assets
       (at end of period)   4,370.7   3,833.3    3,804.7   3,790.2    3,391.8



     Long-term debt
       (at end of period)    486.7     142.5      262.0     379.1      281.5
     Total shareholders'
       investment (at end of
       period)             1,213.8   1,240.2    2,066.8   2,087.9    1,782.6



                      SELECTED CONSOLIDATED FINANCIAL INFORMATION

  Dresser (including Baroid) (continued)


                                           Six Months Ended
                                               April 30,

                                           1994      1993
                                           (In millions of dollars,
                                          except per share items)

     Sales and service
       revenues                          $2,636.0   $2,370.5
     Earnings from continuing
       operations before
       non-recurring and
       extraordinary items                   92.2       77.4
       Gains on sales of
          interests in Western
          Atlas and M-I Drilling
          Fluids                            148.3          -
       Litigation (settlement)
          and recoveries                      5.6     (40.9)
       Restructuring charges                    -      (4.3)
     Earnings from continuing
       operations before
       extraordinary items                  246.1       32.2
          Per share                          1.41        .19
     Cash dividends declared                 55.1       49.5
       Per share                              .32        .30
     Total assets
       (at end of period)                 4,123.5    4,163.4
     Long-term debt
       (at end of period)                   459.9      491.1
     Total shareholders'
       investment (at end of
       period)                            1,425.6    1,199.6

                      SELECTED CONSOLIDATED FINANCIAL INFORMATION


     Baroid

  The following table sets forth selected consolidated financial information
  for Baroid, which has been derived from Baroid's   consolidated financial
  statements.

  On March 30, 1994, Baroid changed the end of its fiscal year from December 31 to October 31.

  This information should be read in conjunction with the consolidated financial statements contained in Baroid's Annual Report on Form 10-K for the year ended December 31, 1993, Baroid's final prospectus dated April 16, 1993, filed pursuant to Rule 424(b) under the Securities Act and Baroid's Quarterly Report on Form 10-Q for the quarter ended April 30, 1994, as amended by Baroid's Form 10-Q/A dated June 15, 1994, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."



                                  Years Ended December 31,
                               1993      1992       1991      1990     1989
                            (In millions of dollars, except per share items)


    Sales and service
       revenues               846.2    754.8     710.8      578.9      415.2
     Earnings from continuing
       operations before
       extraordinary items     11.1     22.3       5.6       25.4       11.4
          Per common share       .12      .24       .06        .30        .19
     Cash dividends declared   18.5     14.9      14.9       14.2        9.2
          Per common share       .20      .20       .20        .20        .15
     Total assets             761.1    664.9     714.3      685.4      513.2
     Long-term debt           183.1    118.0     169.7      151.9       43.3
     Total shareholders'
       investment             281.5    290.8     305.6      324.2      174.3


                                         Six Months Ended
                                             April 30,
                                          1994      1993
                                      In millions of dollars,
                                     except per share items)



     Sales and service
       revenues                           437.0     379.6
     Earnings from continuing
       operations before
       extraordinary items
       and accounting changes              21.9      10.0
     Cash dividends declared                4.6       8.4
       Per common share                     .05       .10
     Total assets                         758.2     685.5
     Long-term debt                       151.7     175.5
     Total shareholders'
       investment                         289.5     293.6

                          RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the consolidated ratio of earnings to fixed charges for Dresser and Baroid for the periods indicated. In the case of Dresser, such financial information has been restated to reflect the Merger, accounted for as a pooling-of-interests. For the purpose of computing such ratio for both Dresser and Baroid, (i) earnings have been calculated by adding fixed charges to pre-tax income and then deducting the Company's share of the undistributed earnings in less than 50% owned affiliates; and
  (ii) fixed charges comprise total interest (including any capitalized interest), any amortization and debt expense, any premiums on redemption of debentures, and a portion of rentals deemed to represent an interest factor.

  Dresser (including Baroid)


                  Six
                Months
                 Ended
               April 30,              Years Ended October 31,

                 1994         1993      1992       1991      1990       1989


                13.28        4.23       2.72       3.55       4.33      3.47


  Pretax income for the six months ended April 30, 1994, includes the gain on sale of Dresser's 29.5% interest in Western Atlas International, Inc. of $275.7 million. If this gain had been excluded from pretax income, the Ratio of Earnings to Fixed Charges would have been 5.74.

  Baroid


                  Six
                Months
                 Ended
               April 30,                      Years Ended December 31,


                 1994         1993      1992       1991      1990      1989


                 4.21         2.76       2.93      1.78       4.24     2.97





                               CAPITALIZATION OF DRESSER


  The following table sets forth the consolidated short-term debt and capitalization of Dresser at April 30, 1994. This table should be read in conjunction with the Consolidated Condensed Financial Statements contained in Dresser's Quarterly Report on Form 10-Q for the quarter ended April 30, 1994, incorporated by reference herein. See "Incorporation of Certain Documents by Reference."



                                                                  April 30,
                                                                    1994
                                                               (in million)
     Short-Term Debt
       Notes payable                                              $   40.7
       Current maturities of long-term debt                            1.5
          Total short-term debt                                   $   42.2

     Long-Term Debt
       Notes, 6 1/4%, due 2000                                     $  300.0
       Senior Notes, 8%, due 2003
          Face value                              $  150.0
          Discount                                    (1.0)           149.0
       Other                                                           12.4
                                                                      461.4
       Current Maturities                                              (1.5)
          Total long-term debt                                        459.9

     Shareholders' Investment
       Common shares, $.25 par value; 400 million
          authorized and 175.5 million issued                          43.9
       Capital in excess of par value                                 374.2
       Retained earnings                                            1,142.0
       Cumulative translation adjustments                            (116.6)
       Pension liability adjustment                                   (13.8)
                                                                    1,429.7
       Treasury shares, .2 million shares at cost                      (4.1)
          Total shareholders' investment                            1,425.6

          Total Capitalization                                     $1,885.5






                                   THE SOLICITATION

     General

           Consents will become irrevocable at the Effective Time, the time that Baroid, Dresser and the Trustee execute the Supplemental Indenture, which will not be prior to the Expiration Date. Subject to the satisfaction of certain conditions (see "Conditions of the Solicitation" below), promptly after the Expiration Date the Trustee, Baroid and Dresser will execute the Supplemental Indenture, which will be effective upon its execution. Thereafter, all current holders of the Amended Notes, including non-consenting holders, and all subsequent holders of Amended Notes will be bound by the Proposed Amendment and will have the benefit of the Guarantee.
  If the Solicitation is terminated for any reason before the Effective Time, the Consents will be voided, the Guarantee will not be issued, and the Proposed Amendment will not be effected and the Consent Fee will not be paid.

        The Consents are being solicited by Baroid. Baroid recommends that all holders of Notes as of the Record Date consent to the Proposed Amendment. All costs of the Solicitation will be paid by Baroid. In addition to the use of the mail, Consents may be solicited by officers and other employees of Baroid or Dresser, without any additional remuneration, in person, or by telephone, telegraph or facsimile transmission. Baroid has retained Lehman Brothers Inc. (the "Solicitation Agent") and D. F. King & Co., Inc. (the "Information Agent") to aid in the solicitation of Consents, including soliciting Consents from brokerage firms, banks, nominees, custodians and fiduciaries.

  Consent Fee

      If the Requisite Consents to the adoption of the Proposed Amendment are obtained and the Supplemental Indenture becomes effective, Baroid will pay to each holder of Notes as of the Record Date (other than Baroid or an Affiliate of Baroid) who delivers a valid Consent in favor of the Proposed Amendment prior to the Expiration Date and does not revoke such Consent prior to the Effective Time a Consent Fee in the amount of $1.00 in cash for each $1,000 in principal amount of Notes with respect to which such Consent was received and not revoked. No accrued interest will be paid on the






 Consent Fee. Baroid reserves the right to determine whether Notes are held or may be held by Baroid or Affiliates of Baroid. Any such determination by Baroid shall be final and binding upon all parties.

       Notwithstanding any subsequent transfer of its Notes, any registered holder of Notes as of the Record Date whose properly executed Consents have been received prior to the Expiration Date and not revoked prior to the Effective Time will be eligible to receive the Consent Fee. Holders, as of the Record Date, who deliver Consents after the Expiration Date will not be entitled to receive the Consent Fee, even though the Supplemental Indenture, if it becomes effective, will be binding on them. Beneficial owners of Notes whose Notes are registered, as of the Record Date, in the name of a broker, dealer, commercial bank, trust company or nominee should contact such broker or nominee promptly and instruct such person, as registered holder of such Notes, to execute and then deliver the Consent on behalf of the beneficial owner in order to receive the Consent Fee.

      Baroid's obligation to pay the Consent Fee is contingent upon receipt of the Requisite Consents, the execution of the Supplemental Indenture and effectiveness of the Proposed Amendment. The Consent Fee will be paid as soon as possible after the satisfaction of such conditions to the respective holders of Notes entitled to receive the Consent Fee as such holders appear on the record books of the Trustee as of the Record Date.






  Requisite Consents

       Adoption of the Proposed Amendment requires the receipt, without revocation, of the Requisite Consents, consisting of the Consents of the registered holders of Notes as of the Record Date of a majority in aggregate principal amount of the Notes outstanding and not owned by Baroid or any of its Affiliates. As of the date of the Consent Solicitation Statement/Prospectus, $150,000,000 aggregate principal amount of the Notes was so outstanding and none were held by Baroid or its Affiliates.

       The failure of a holder of the Notes to deliver a Consent (including any failures resulting from broker non-votes) will have the same effect as if such holder had voted "Against" the Proposed Amendment.

  Expiration Date; Extensions; Amendment

      The Term "Expiration Date" means 5:00 p.m., New York time, on ____________________ , 1994, unless Baroid, in its sole discretion, extends the period during which the Solicitation is open, in which event the term "Expiration Date" means the latest time and date to which the Solicitation is so extended. Baroid reserves the right to extend the Solicitation at any time and from time to time, whether or not the Requisite Consents have been received, by giving oral or written notice to the Trustee no later than 9:00 a.m., New York time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the registered holders of the Notes as of the Record Date). Such announcement or notice may state that Baroid is extending the Solicitation for a specified period of time or on a daily basis until 5:00 p.m., New York time, on the date on which the Requisite Consents have been received.

         Baroid expressly reserves the right for any reason (i) to terminate the Solicitation at any time prior to the execution of the Supplemental Indenture (whether or not the Requisite Consents have been received) by giving oral or written notice of such termination to the Trustee and (ii) not to extend the Solicitation beyond the Expiration Date whether or not the Requisite Consents have been received by such date. Any such action by Baroid will be followed as promptly as practicable by notice thereof by






     press release or other public announcement (or by written notice to the holders of Notes as of the Record Date).

     Failure to Obtain Requisite Consents

        In the event the Requisite Consents are not obtained and the Solicitation is terminated, the Guarantee will not be issued, the Consent Fee will not be paid and the Proposed Amendment will not be effected.

  Consent Procedures

        This Consent Solicitation Statement/Prospectus is being sent on or about ___________________ , 1994 to all registered holders of Notes as of the Record Date.

       Only those persons who are registered holders of the Notes as of the Record Date may execute and deliver a Consent. A beneficial owner of Notes who is not the registered holder as of the Record Date of such Notes (e.g., a beneficial holder whose Notes are registered in the name of a nominee such as a bank or a brokerage firm) must arrange for the registered holder either
 (i) to execute a Consent and deliver it either to the Information Agent on such beneficial owner's behalf or to such beneficial owner for forwarding to the Information Agent by such beneficial owner or (ii) to forward a duly executed proxy from the registered holder authorizing the beneficial holder to execute and deliver a Consent with respect to the Notes on behalf of such registered holder. A form of proxy that may be used for such purpose is included in the form of Consent. For purposes of this Consent Solicitation Statement/Prospectus, (i) the term "record holder" or "registered holder" shall be deemed to include DTC participants and (ii) DTC has authorized DTC Participants to execute Consents as if they were registered holders.

        Giving a Consent will not affect a registered holder's right to sell or transfer the Notes. All Consents received prior to the Expiration Date and not revoked prior to the Effective Time will be effective notwithstanding a record transfer of such Notes subsequent to the Record Date, unless the registered holder of such Notes as of the Record Date revokes such Consent prior to the Effective Time by following the procedures set forth under "Revocation of Consents" below.





       HOLDERS OF NOTES AS OF THE RECORD DATE WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY THE EFFECTIVE TIME BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND EXECUTED CONSENTS TO THE INFORMATION AGENT AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE CONSENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. CONSENTS SHOULD BE DELIVERED TO THE INFORMATION AGENT, NOT TO DRESSER, BAROID OR THE TRUSTEE. HOWEVER, BAROID RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY DRESSER, BAROID OR THE TRUSTEE.

        UPON EXECUTION OF THE SUPPLEMENTAL INDENTURE BAROID WILL PROVIDE FOR THE EXCHANGE OF NOTES FOR AMENDED NOTES ENDORSED WITH THE GUARANTEE.

     REGISTERED HOLDERS SHOULD NOT TENDER OR DELIVER NOTES AT THIS TIME.

       All Consents that are properly completed, signed and delivered to the Information Agent, and not revoked prior to the Effective Time, will be given effect in accordance with the specifications thereof. Holders who desire to consent to the Proposed Amendment should mark the "For" box on, and complete, sign and date, the Consent included herewith and mail, deliver, send by overnight courier or facsimile (confirmed by the Effective Time by physical delivery) the signed consent to the Information Agent at the address listed on the back cover page of this Consent Solicitation Statement/Prospectus and on the Consent, all in accordance with the instructions contained herein and therein. If none of the boxes on the Consent are marked, but the consent is otherwise properly completed and signed, the registered holder will be deemed to have consented to the Proposed Amendment.

        Consents by the registered holder(s) of Notes as of the Record Date must be executed in exactly the same manner as such registered holder(s)
  name(s) appear(s) on the Notes.  If Notes to which a Consent relates are held of record by two or more joint holders, all such holders must sign the
  Consent.  If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent form appropriate evidence of authority to execute the Consent.  In addition, if a Consent relates to less than the total principal amount of Notes registered in the name of such registered holder, the registered holder must list the serial






  numbers and principal amount of Notes registered in the name of such holder to which the Consent relates. If Notes are registered in different names, separate Consents must be executed covering each form of registration. If a Consent is executed by a person other than the registered holder, then it must be accompanied by the proxy set forth on the form of Consent duly executed by the registered holder.

        The registered ownership of a Note as of the Record Date shall be proved by the Trustee, as registrar of the Notes. All questions as to the validity, form, eligibility (including time of receipt) regarding the Consent procedures will be determined by Baroid in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and of ownership. Baroid reserves the right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of Baroid or its counsel, be unlawful. Baroid also reserves the right, subject to such final review as the Trustee prescribes for proof of execution and ownership, to waive any defects or irregularities in connection with deliveries of particular Consents. Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as Baroid determines. None of Dresser or Baroid or any of their affiliates, the Solicitation Agent, the Information Agent, the Trustee or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived. Baroid's interpretations of the terms and conditions of this Solicitation shall be conclusive and binding.

  Revocation of Consents

        Each properly completed and executed Consent will be counted, notwithstanding any transfer of the Notes to which such Consent relates, unless the procedure for revoking Consents described below has been followed.

        Prior to the Effective Time, any registered holder of Notes as of the
  Record Date may revoke any Consent given as to its Notes or any portion of such Notes (in integral multiples of $1,000).  A registered holder of Notes desiring to revoke a Consent must, prior to the Effective Time, deliver to






  the Information Agent at the address set forth on the back cover page of this Consent Solicitation Statement/Prospectus and on the Consent a written revocation of such Consent (which may be in the form of a subsequent Consent marked with a specification, i.e., "For" or "Ag set forth on the Consent as to which the revocation is being given) containing the name of such registered holder, the serial numbers of the Notes to which such revocation relates, the principal amount of Notes to which such revocation relates and the signature of such registered holder.

        The revocation must be executed by such registered holder in the same manner as the registered holder's name appears on the Consent to which the revocation relates. If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A revocation of the Consent shall be effective only as to the Notes listed on the revocation and only if such revocation complies with the provisions of this Consent Solicitation Statement/Prospectus. Only a registered holder of Notes as of the Record Date as reflected in the register of the Trustee is entitled to revoke a Consent previously given. A beneficial owner of Notes who is not the registered holder as of the Record Date of such Notes must arrange with the registered holder to execute and deliver to the Information Agent on such beneficial owner's behalf, or to such beneficial owner for forwarding to the Information Agent by such beneficial owner, either (i) a revocation of any consent already given with respect to such Notes or (ii) a duly executed proxy from the registered holder authorizing such beneficial holder to act on behalf of the registered holder as to such Consent.

       A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent, in accordance with the procedures herein described by the holder who delivered such revocation.

        Baroid reserves the right to contest the validity of any revocation and all questions as to validity (including time of receipt) of any revocation will be determined by Baroid in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. None of Baroid, Dresser, any of their affiliates, the






 Solicitation Agent, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such notification.

  Conditions of the Solicitation

      Consents will become irrevocable at the Effective Time, which will not be prior to the Expiration Date. Subject to the satisfaction of certain conditions described below, promptly after the Expiration Date, the Trustee, Baroid and Dresser will execute the Supplemental Indenture, which will be effective upon its execution. Execution of the Supplemental Indenture is conditioned upon (i) the receipt of the Requisite Consents and (ii) at the election of Baroid, the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendment, the entering into of the Supplemental Indenture or the payment of the Consent Fee or question the legality or validity thereof. The Solicitation may be abandoned by Baroid at any time prior to the execution of the Supplemental Indenture, for any reason, in which case Consents will be voided, no Consent Fee will be paid and the Guarantee will not be issued.

  Solicitation Agent and Information Agent

        Baroid and Dresser have retained Lehman Brothers Inc. as Solicitation Agent in connection with the Solicitation. The Solicitation Agent will solicit Consents, will attempt to respond to inquiries of holders of Notes and will receive a customary fee for such services and reimbursement for reasonable out-of-pocket expenses. Baroid and Dresser have agreed to indemnify the Solicitation Agent against certain liabilities and expenses, including liabilities under the securities laws in connection with the Solicitation.

        Baroid has retained D. F. King & Co., Inc. as Information Agent in connection with the Solicitation. The Information Agent will solicit
  Consents, will be responsible for collecting Consents and will receive a customary fee for such services and reimbursement for reasonable out-of-





     pocket expenses.


          Fees and expenses for these activities of the Solicitation Agent and Information Agent are currently expected to be approximately $500,000.



          Requests for additional copies of this Consent Solicitation Statement/Prospectus or the form of Consent may be directed to the Information Agent at its address and telephone number set forth on the last page of this Consent Solicitation Statement/Prospectus.


                        CERTAIN FEDERAL INCOME TAX CONSEQUENCES


      The following summary of the material federal income tax consequences of the Consent Solicitation is for general information only. It is based upon provisions of the Internal Revenue Code of 1986, as amended (the
 "Code"), the applicable Treasury regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion does not purport to address all aspects of federal income taxation that may be relevant to particular holders in light of their individual circumstances or to certain types of holders subject to special treatment under the Code (for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign corporations and nonresident alien individuals), nor does it discuss any aspect of state, local or foreign taxation or estate and gift tax considerations. This discussion






 assumes that the Notes are held as capital assets (as defined in the Code) by the holder thereof.


       This summary is based in part on certain proposed regulations addressing the treatment of modifications of debt instruments (the "Proposed Regulations"). The Proposed Regulations are proposed to be effective for debt instruments occurring after their issuance in final form; accordingly, by their terms they will not apply to the Consent Solicitation, although they are indicative of the position of the Internal Revenue Service with regard to their subject matter. In any event, prior to their issuance in temporary or final form, the Proposed Regulations have no binding effect and may be withdrawn or revised at any time on a retroactive basis, which could change the consequences described below. Because of the absence of final Treasury Regulations, no opinion is expressed as whether the Proposed Amendment and the Guarantee and the payment of the Consent Fee result in a deemed exchange for federal income tax purposes. Further, beacuse of the lack of direct authority concerning the issue, no opinion is expressed as to the federal income tax consequence of the receipt of the Consent Fee. Further, no ruling has been requested from the Internal Revenue Service regarding the tax consequences of the Proposed Amendment and the Guarantee and payment of the Consent Fee. No assurance can be given that the positions intended to be taken by Dresser and Baroid described below will be accepted by the Internal Revenue Service.

  Consequences of the Consent Solicitation

        Although the issue is not free from doubt, Dresser and Baroid intend to take the position that the adoption of the Proposed Amendment and the Guarantee and the payment of the Consent Fee will not constitute significant modifications of the terms of the Notes, and therefore will not result in a deemed exchange of the Notes for federal income tax purposes. Under the Proposed Regulations, a modification of a debt instrument that changes the annual yield of the debt instrument will constitute a significant modification at the date of such modification if the annual yield of the debt instrument after the modification, measured from the date of the agreement to the final maturity date, varies from the annual yield on the original unmodified debt instrument by more than 0.25 percent. Calculation of such yield is to take into account both accrued and unpaid interest at such date and any payment, such as the Consent Fee, given as consideration for the modification. Based on the Proposed Regulations, payment of the Consent Fee should not result in a significant modification of the terms of the Notes for federal income tax purposes. Further, under the Proposed Regulations, the addition of a guarantee is not a significant modification unless the guarantor is, in substance, substituted as the obligor on the debt instrument and is intended to circumvent the rule that treats a change in obligor of a recourse debt instrument (other than a change in obligor in connection with certain reorganizations) as a




 significant modification. Dresser and Baroid intend to take the position that the Guarantee and the adoption of the Proposed Amendment does not result in a significant modification of the terms of the Notes for federal income tax purposes. In that event, except as set forth below with respect to the Consent Fee, the transactions contemplated by the Consent Solicitation should not result in any federal income tax consequences to a holder of Notes.


      If the transactions contemplated by the Consent Solicitation were to constitute a significant modification of the Notes for federal income tax purposes, then the Notes would be deemed exchanged for new notes (the "New Notes") for federal income tax purposes. If the Notes and the New Notes constitute securities of Baroid for federal income tax purposes (the determination of "security" status generally being made by reference to the original term of the debt instrument, with debt instruments with initial terms of ten years or more generally being treated as securities and debt instruments with initial terms of less than five years generally not being treated as securities), then a holder would recognize no gain (except to the extent of the amount of the Consent Fee, if such amount is treated as additional consideration for the Notes as discussed below) or loss as a result of the transactions contemplated by the Consent Solicitation. If the Notes or the New Notes were not to constitute securities of Baroid for federal income tax purposes, a holder would recognize gain or loss in an amount equal to the difference between the "issue price" of the New Notes (plus the amount of the Consent Fee, if such amount is treated as additional consideration for the Notes as discussed below) and the holder s adjusted tax basis in the Notes deemed exchanged therefor. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the holder's holding period of the Notes exceeded one year. A holder's initial tax basis in the New Notes would be their "issue price" and a holder's holding period for the New Notes would begin on the day after
 the deemed exchange.   The "issue price" of the New Notes would equal the
 trading price on the date of the deemed exchange. In each case, depending on the issue price of the New Notes, a holder might be required to include original issue discount in gross income for federal income tax purposes in advance of the receipt of cash in respect thereof.

  Consequences of Receipt of Consent Fee



    There is no direct authority concerning the federal income tax consequences of the receipt of the Consent Fee. Dresser and Baroid intend to treat the Consent Fee for federal income tax purposes as a fee paid to holders that grant consents pursuant to the Consent Solicitation. Accordingly, Dresser and Baroid generally would be required to provide information statements to consenting holders and to the Internal Revenue Service reporting the payment of the Consent Fee. If such treatment is respected, a holder would recognize ordinary income equal to the amount of cash received. Alternative federal income tax treatments of the Consent Fee may be applicable. If, as discussed above, holders were treated as exchanging their Notes for New Notes for federal income tax purposes, the Consent Fee may be treated as additional consideration received in such exchange or possibly as original issue discount on the New Notes. Alternatively, a consenting holder may be treated as transferring a portion of its rights under the Notes in exchange for the Consent Fee, in which case such holder should be permitted to reduce its adjusted tax basis in its Notes (to the extent thereof) by the amount of the Consent Fee. Any such basis reduction would cause a consenting holder to recognize additional gain (or smaller loss) on a sale or disposition of the Notes.

  Backup Withholding

      Noteholders other than certain exempt recipients (such as corporations) may be subject to backup withholding at the rate of 31% with respect to the Consent Fee received by a holder pursuant to the Consent Solicitation unless the holder complies with certain certification and identification requirements. Accordingly, to prevent backup withholding, each holder of Notes who consents to the Proposed Amendments must either (i) complete the Substitute Form W-9, certifying (under penalties of perjury) that the taxpayer identification number (which, in the case of a holder of Notes who is an individual, is such holder's social security number and, for other entities, its taxpayer identification number) provided is correct (or that such holder is awaiting assignment of a taxpayer identification number) and that either (a) the holder has not been notified by the Internal Revenue Service that such holder is subject to backup withholding as a result of a failure to report interest or dividends or (b) the Internal Revenue Service has notified the holder that such holder is no longer subject to backup withholding or, in the alternative (ii) provide an adequate basis for an exemption from backup withholding. If backup






  withholding results in an overpayment of taxes, a refund or credit may be obtained, provided the required information is furnished to the Internal Revenue Service.

  Withholding for Non-U.S. Holders

       Although it is not entirely clear that such tax is applicable to the Consent Fee, U. S. Federal withholding tax will be withheld from a Consent Fee paid to a non-United States person (within the meaning of the Code) at a 30% rate unless (i) such non-United States person is engaged in the conduct of a trade or business in the United States to which the receipt of the Consent Fee is effectively connected and provides a properly executed IRS Form 4224 or (ii) a tax treaty between the United States and the country of residence of the non-United States person eliminates or reduces the withholding on other income and such non-United States person provides a properly executed IRS Form 1001.

           THE FOREGOING SUMMARY IS INCLUDED HEREIN SOLELY FOR GENERAL
 INFORMATION ONLY.   HOLDERS OF  NOTES SHOULD CONSULT WITH THEIR OWN TAX
 ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE CONSENT SOLICITATION INCLUDING THE APPLICABILITY OF STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS.

                                     LEGAL OPINION

      Rebecca R. Morris, Vice President - Corporate Counsel and Secretary of Dresser, is passing upon the legality of the Guarantee for Dresser and the legality of the Amended Notes. Ms. Morris owns 3,960 shares of Dresser Common Stock.

                                        EXPERTS

        The consolidated financial statements of Dresser and Dresser-Rand Company, included in Dresser's Annual Report on Form 10-K for its fiscal year ended October 31, 1993, and the supplemental consolidated financial statements of Dresser and its subsidiaries included in Dresser's Current





  Report on Form 8-K dated January 21, 1994, as amended by Dresser's Form 8-K/A dated March 10, 1994, have been incorporated by reference in this Consent Solicitation Statement/Prospectus in reliance on the reports of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

       The consolidated financial statements of Baroid Corporation and Subsidiaries appearing in Baroid Corporation's Annual Report (Form 10-K) at December 31, 1993 and 1992, and for each of the two years in the period ended December 31, 1993, incorporated by reference in this Consent Solicitation Statement/Prospectus and Registration Statement, have been audited by Ernst & Young, independent auditors, as set forth in their reports included therein which, as to the year 1992, is based in part on the report of Arthur Andersen & Co. The year ended December 31, 1991 was audited by Coopers & Lybrand, independent auditors, as set forth in their respective report thereon appearing elsewhere therein. Such consolidated financial statements are incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

        The supplemental consolidated financial statements of Baroid Corporation and Subsidiaries appearing in Baroid Corporation's Registration Statement (Form S-3 No. 33-60174) have been audited by Ernst & Young, independent auditors, as set forth in their report included therein and incorporated herein by reference, and are based in part on the reports of Arthur Andersen & Co. and Coopers & Lybrand, independent auditors. Such supplemental consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such
  firms as experts in accounting and auditing.






                                      APPENDIX I

                         PROPOSED AMENDMENTS TO THE INDENTURE
                        GOVERNING THE 8% SENIOR NOTES DUE 2003
                                 OF BAROID CORPORATION

       The Proposed Amendments to the Indenture are shown below together with the corresponding provisions of the Indenture, as currently in effect.

        Section 3.07 of the Indenture as currently in effect

        SECTION 3.07 SEC Reports. The Company shall file with the Trustee and provide Holders, within five days after filing them with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Company is not required to file information, documents or reports pursuant to either of Section 13 or 15(d) of the Exchange Act, the Company shall nonetheless file with the SEC, in accordance with such rules and regulations as are prescribed by the SEC, and provide the Trustee and Holders copies of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, with respect to a security listed and registered. The Company also shall comply with the other provisions of TIA Section 314(a).

    Section 3.07 of the Indenture as proposed to be amended

    SECTION 3.07 SEC Reports. Guarantor shall furnish to the Trustee, within 15 days after it files them with the SEC, copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that Guarantor is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The Company and the Guarantor also shall comply with the other provisions of TIA
 Section 314(a).

     Sections 3.08, 3.09 and 3.10 of the Indenture as currently in effect

     SECTION 3.08   Limitation on Debt.  (a) The Company shall not, and






  shall not permit any Subsidiary, directly or indirectly, to incur any Debt unless the Consolidated Interest Coverage Ratio determined on the date of incurrence of such Debt exceeds 2.75 to 1.

       (b) Notwithstanding the foregoing, the Company and the Subsidiaries may incur any or all of the following, each of which is given independent effect:

     (i) Debt under the Baroid Credit Agreement (or under any Refinancing Agreement pertaining thereto), including any guarantees thereof, in the aggregate principal amount of the commitments thereunder, determined as of the Issue Date, after the application of the proceeds of the Securities in accordance with the Underwriting Agreement;

    (ii) Debt incurred in connection with one or more letters of credit issued pursuant to (A) self-insurance obligations (other than workmen's compensation obligations), the aggregate face or stated amount of which, together with the aggregate amount of any related reimbursement obligations (without duplication) does not exceed (x) $20,000,000 at any time outstanding for all such letters of credit, whether now existing as issued or renewed after the Issue Date in the case of the Company s self-insurance obligations and (y) $16,000,000 at any time outstanding for all such letters of credit issued on the Issue Date for the benefit of NL Industries, Inc., or Tremont Corporation pursuant to an obligation of the Company set forth in the Company Indemnification Agreement among the Company, Tremont Corporation and NL Insurance, Ltd., dated September 26, 1990, which $16,000,000 amount shall be automatically reduced by the corresponding amount as such obligations are satisfied or terminated, and (B) workmen's compensation obligations that do not exceed $1,000,000 in aggregate principal amount at any time outstanding;

           (iii) Debt evidenced by the Securities;

     (iv) Debt of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Subsidiary (and not incurred in anticipation of such transaction), provided that the consolidated assets of such Person exceed the consolidated Debt of such Person on the date of acquisition;






       (v) Debt of a Subsidiary of the Company existing at the time such Subsidiary became a Subsidiary of the Company and not incurred as a result of (or in connection with or in anticipation of) such Subsidiary becoming a Subsidiary of the Company; provided that such Debt does not become an obligation of, and is not guaranteed by, the Company or any of its other Subsidiaries;

      (vi) Debt of the Company or any Subsidiary in respect of (A) purchase money obligations incurred to finance the acquisition of Property acquired in the ordinary course of business of the Company and its Subsidiaries, provided that any such purchase money obligation is Non-Recourse Indebtedness that does not exceed the amount of the addition to property, plant and equipment acquired thereby, in accordance with GAAP, and such property, plant and equipment is useful in the business conducted by the Company and its Subsidiaries and (B) Capitalized Lease Obligations, provided that such Capitalized Lease Obligations are Non-Recourse Indebtedness and such property, plant and equipment is useful in the business conducted by the Company and its Subsidiaries;

      (vii) Debt arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition of any business, Property or Subsidiary of the Company or such Subsidiary, other than guarantees of obligations incurred by any Person acquiring all or any portion of such business, Property or Subsidiary for the purpose of financing such acquisition;

      (viii) Debt incurred in the ordinary course of business in respect of performance bonds and surety bonds;

      (ix) Debt under currency hedging agreements and Interest Swap Obligations of the Company or any Subsidiary to the extent that such currency hedging agreements or Interest Swap Obligations are related to payment obligations on Debt otherwise permitted to be incurred under this Section 3.08;






     (x) Debt incurred in the ordinary course of business of any Subsidiary to the Company or to any other Subsidiary of the Company or any subordinated Debt of the Company to any Subsidiary;

     (xi) Debt of the Company and any Subsidiary remaining outstanding immediately after the issuance of the Securities and the application of the proceeds thereof in accordance with the Underwriting Agreement;

     (xii) Debt incurred in connection with a prepayment of the Securities pursuant to a Change of Control in an aggregate principal amount not to exceed the aggregate prepayment price of such Securities, provided that such Debt has (A) an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Securities and (B) a Stated Maturity that is no earlier than the Stated Maturity of the Securities;

     (xiii) Debt issued in exchange for, or the proceeds of which are used to renew, extend, substitute, refinance or replace (collectively, "refinance") any Debt incurred pursuant to clauses (i) through (vii),
      (xi) and (xii) of this Section 3.08; provided that, unless such refinanced Debt is for the purpose of and satisfies clauses (viii) or
      (x) above, then (A) the maximum principal amount of such refinanced Debt shall not exceed the original principal amount or the original committed amount of the Debt being refinanced unless the amount which exceeds the original principal amount or the original committed amount of the Debt being refinanced complies with the provisions of this covenant, (B) the Average Life to Stated Maturity of any refinanced Debt that has an Average Life to Stated Maturity greater than the Securities shall not be refinanced to an Average Life to Stated Maturity less than the Securities; (C) the Stated Maturity of any refinanced Debt that has a Stated Maturity after the Stated Maturity of the Securities shall not be refinanced to a Stated Maturity date prior to the Stated Maturity of the Securities; and (D) the refinanced Debt shall not rank, in right of payment with respect to the Securities, prior to the Debt being refinanced; and

      (xiv) other Debt of the Company or any Subsidiary in an amount not to exceed an aggregate of $50,000,000 at any one time outstanding.






       SECTION 3.09 Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, make any Restricted Payment, if, after giving effect thereto (including the pro forma effect of the proposed Restricted Payment on the Consolidated Interest Coverage Ratio for purposes of clause (ii) of this Section 3.09):

             (i)   a Default or Event of Default shall have occurred and be
              continuing;

             (ii) the Company would not be able to incur at least $1.00 of additional Debt pursuant to paragraph (a) of Section 3.08; and

             (iii) the aggregate amount of all Restricted Payments made by the Company and the Subsidiaries (if in any such case not made in cash, then the Fair Market Value of any such payment used therefor shall be determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), including such proposed Restricted Payment, from and after the date of this Indenture, shall exceed the sum of:

                 (A)   $60,000,000;

                (B)   plus 50% of Consolidated Net Income accrued for the
                 period (taken as one accounting period) commencing on the date of the Indenture to and including the fiscal quarter ended immediately prior to the date of such Restricted Payment (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit);

                 (C)   plus 100% of the aggregate net proceeds (including
                  the Fair Market Value of Property other than cash, as determined by the Board of Directors) received by the Company from the issuance or sale (other than to any Subsidiary or Affiliate of the Company or any employee stock ownership plan of the Company or any of its Subsidiaries) of its Qualified Capital Stock from and after the Issue Date.

     (b)   The provisions of paragraph (a) of this Section 3.09 shall not






     prohibit:

            (i) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been paid on the date of its declaration in compliance with the foregoing provisions; provided that at the time of payment of such dividend no other Default shall have occurred and be continuing (or result therefrom);

             (ii) the acquisition, redemption, repurchase or retirement of any Redeemable Stock or Debt of the Company in exchange for Capital Stock of the Company that is not Redeemable Stock and is not exchangeable for or convertible into Redeemable Stock or Debt of the Company or any of its Subsidiaries; and

           (iii) the acquisition by the Company or a Subsidiary of the outstanding stock of a Subsidiary held by minority holders who are not Affiliates of the Company or of the outstanding stock of a Minority-Owned Corporation held by holders who are not Affiliates of the Company, provided that at the time of such payment (A) no Default or Event of Default shall have occurred and be continuing and (B) such acquisition is made in the ordinary course of business of the Company and its Subsidiaries.

       The full amount of any Restricted Payments pursuant to clause (i) but not pursuant to clauses (ii) and (iii) of paragraph (b) of this Section 3.09 shall be included in the calculation of the aggregate amount of the Restricted Payments referred to in paragraph (a) of this Section 3.09.

       SECTION 3.10. Limitation on Liens. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (a) create, incur, assume or suffer to exist any Lien on or with respect to any of the Property (including, without limitation, Capital Stock) owned by it, in either case, or any income or profits therefrom, whether owned on the date of this Indenture or thereafter acquired, or (b) assign any right to receive income or profits from any of the Property or Capital Stock owned by it, in either case other than:
              (i) Liens existing as of the Issue Date, provided, however, that Liens with respect to the Company's currently existing $250






              million credit facility shall be released on the Issue Date (except as permitted in the definition of Permitted Liens);

              (ii) Liens securing Debt of the Company, provided that (A) in the case of any such Debt that is Pari Passu with the Securities, the Securities are secured by Liens equal and ratable to such Liens and (B) in the case of any such Debt that is subordinate or junior in right of payment to the Securities, the Securities are secured by Liens that are senior to such Liens; and

              (iii) Permitted Liens.

     Sections 3.08, 3.09 and 3.10 of the Indenture as proposed to be amended

           Sections 3.08, 3.09 and 3.10 will be deleted in their entirety and replaced by new Section 3.08.

        SECTION 3.08   Restriction on Creation of Secured Debt.   After the
     date hereof, the Company will not at any time create, incur, assume or guarantee, and will not cause or permit a Restricted Subsidiary to create, incur, assume or guarantee, any Secured Debt (including the creation of Secured Debt by the securing of existing indebtedness) without first making effective provision (and the Company covenants that in such case it will first make or cause to be made effective provision) whereby the Securities then outstanding (together with any other indebtedness of the Company or such Restricted Subsidiary then entitled to be so secured) shall be secured equally and ratably with (or prior to) any and all other obligations and indebtedness thereby secured, for so long as any such other obligations and indebtedness shall be so secured; provided, however, that the foregoing covenants shall not be applicable to Secured Debt secured solely by one or more of the following Security Interests:

       (a) Any Security Interest upon any property which consists solely of one or more parcels of real property, manufacturing plants, warehouses or office buildings and of fixtures and equipment located on or at such parcels, plants, warehouses or buildings and which is acquired, constructed, developed or improved by the Company or a Restricted Subsidiary after the date hereof, which Security Interest is created






      prior to or contemporaneously with, or within 120 days after, (i) in the case of the acquisition of such property, the completion of such acquisition and (ii) in the case of the construction, development or improvement of such property, the later to occur of the completion of such construction, development or improvement or the commencement of operation, use or commercial production (exclusive of test and start-up periods) of the property, which Security Interest secures or provides for the payment of all or any part of the acquisition cost of such property or the cost of construction, development or improvement thereof, as the case may be;

           (b) Any Security Interest on property existing at the time of the acquisition thereof by the Company or a Restricted Subsidiary, which Security Interest secures obligations assumed by the Company or a Restricted Subsidiary;

           (c) Any Security Interest existing on the property of a corporation or firm at the time such corporation or firm is merged into or consolidated with the Company or a Restricted Subsidiary;

           (d) Any conditional sales agreement or other title retention agreement with respect to any property acquired by the Company or a Restricted Subsidiary;

           (e) Any Security Interest to secure indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary; or

        (f) Any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Secured Debt secured by any Security Interest referred to in the foregoing subparagraphs (a) through (e), inclusive; provided, however, that the principal amount of the Secured Debt secured thereby shall not exceed the principal amount outstanding immediately prior to such extension, renewal or refunding and that the Security Interest securing such Secured Debt shall be limited to the property which, immediately prior to such extension, renewal, or refunding, secured such Secured Debt and additions to such property.

           Notwithstanding subparagraphs (b) and (c) above, the creation,






   incurrence, assumption or guarantee of any Secured Debt described therein shall not be permitted (i) if such Secured Debt was created, incurred, assumed or guaranteed in contemplation of the event or transaction referred to in said subparagraphs or (ii) if the Security Interest securing such
     Secured Debt attaches to or affects property owned by the Company or a Restricted Subsidiary prior to the event or transaction referred to in said subparagraphs.

      Notwithstanding anything to the contrary in this Section 3.08, the Company and any one or more Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt if immediately thereafter the sum of (i) the aggregate principal amount of all Secured Debt outstanding as of the date of determination (excluding Secured Debt permitted to be created, incurred, assumed or guaranteed pursuant to subparagraphs (a) through (f), inclusive, above) and (ii) all Attributable Debt in respect of Sale and Leaseback Transactions as of the date of determination would not exceed 5% of Consolidated Net Tangible Assets.

     Section 3.11 of the Indenture as currently in effect

           SECTION 3.11. Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, exchange or lease of Property, the making of any Investment, the giving of any guarantee or the rendering or receiving of any service) with any Affiliate of the Company, except for any transaction or series of related transactions in the ordinary course of business of the Company, which involve a dollar amount that is less than 3% of the consolidated revenues of the Company and its Subsidiaries for the prior fiscal year, unless (i) such transaction or series of related transactions is on terms no less favorable to the Company than those that could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with a Person who is not such an Affiliate and (ii) with respect to any transaction or series of related transactions that has a Fair Market Value equal to, or in excess of, $5,000,000, either (A) the transaction or series of related transactions is approved by a majority of the Independent directors of the Board of Directors or (B) in the case of Minority-Owned Corporations the transaction or series of related transactions was






     contemplated in the business plan approved by a majority of the Independent directors of the Board of Directors or was approved by Officers of the Company within the scope of their grant of authority approved by a majority of the Independent directors of the Board of Directors.

     Section 3.11 of the Indenture as proposed to be amended

           Section 3.11 will be deleted in its entirety.

     Section 3.15 of the Indenture as currently in effect

          SECTION 3.15 Limitation on Sale-Leaseback Transactions. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale-Leaseback Transaction unless (i) the Company or such Subsidiary would be permitted under Section 3.08 to incur Debt in an aggregate principal amount equal to or exceeding the value of the Sale-Leaseback Transaction or
   (ii) the net proceeds from such transaction are at least equal to the Fair Market Value of such Property being transferred and the Company or such
 Subsidiary applies or commits to apply within 60 days an amount equal to the Net Available Proceeds of sale pursuant to the Sale-Leaseback Transaction to
 (A) the repayment of Company Debt that is Pari Passu with the Securities or, if no such Debt is outstanding or repayable, in lieu thereof, other Company or Subsidiary Debt or (B) the investment by the Company in the primary lines of business of the Company and its Subsidiaries.

     Section 3.15 of the Indenture as proposed to be amended

        SECTION 3.11   Limitation on Sale and Leaseback Transactions.   After
     the date hereof, the Company will not, and will not permit any Restricted
 Subsidiary to, enter into any Sale and Leaseback Transaction, unless (a) the
     Company or such Restricted Subsidiary would be entitled to incur Secured
     Debt pursuant to Section 3.08 (other than by reason of the provisions of subparagraphs (a) through (f), inclusive, of said Section) in an amount equal to the Attributable Debt in respect of such Sale and Leaseback
     Transaction without equally and ratably securing the Securities as provided in said Section or (b) each of the following conditions is satisfied: (i)
     the Company shall promptly give notice of such sale or transfer to the
   Trustee; (ii) the net proceeds of such sale or transfer are at least equal






    to the fair value (as determined in good faith by a Board Resolution, a copy of which has been delivered by the Company to the Trustee) of the property which is the subject of such sale or transfer; and (iii) the Company or a
  Restricted Subsidiary shall apply, within one year after the effective date of such sale or transfer, or shall have committed within one year after such effective date to apply, an amount at least equal to the net proceeds of the sale or transfer of the property which is the subject of such sale or transfer to the repayment of other Funded Debt owing by the Company or any Restricted Subsidiary which is not subordinate and junior in right of payment to the Securities; provided, however, that if pursuant to clause (b) above the Company commits to apply an amount at least equal to the net proceeds of a sale or transfer to the repayment of other Funded Debt, such commitment shall be made in a written instrument delivered by the Company to the Trustee and shall require the Company to so apply said amount within 18 months after the effective date of such sale or transfer, and it shall constitute a breach of the provisions of this Section 3.11 if the Company shall fail so to apply said amount in satisfaction of such commitment.

 Sections 4.01 and 4.02 of the Indenture as currently in effect

       SECTION 4.01 When the Company May Merge, etc. (a) The Company shall not enter into any transaction or series of transactions in order to consolidate or merge with or into any Person or in order to sell, assign, transfer or lease or otherwise dispose of all or substantially all of its Properties as an entirety to any Person or permit any Person to merge with or into the Company unless:

             (i) (A) the Company shall be the continuing Person after such transaction, or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the Properties of the Company are transferred substantially as an entirety (the "surviving entity") is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

                 (ii) (A) the surviving entity (if other than the Company) unconditionally assumes by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture,





   (B) the surviving entity meets the Legal Requirements applicable to the Securities and this Indenture at the time of such transaction and
       (C) the Indenture remains in full force and effect;

            (iii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, no
        Default or Event of Default shall have occurred and be continuing and the Company (or the surviving entity if the Company is not the continuing obligor under the Indenture), giving effect to such transaction, could incur at least $1.00 of additional Debt (assuming a market rate of interest with respect to such additional Debt) under
       Section 3.08(a); and

              (iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis, including any Debt incurred or anticipated to be incurred in connection with such transaction or series of transactions, the Consolidated Net Worth of the Company (or the surviving entity if the Company is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction.

           SECTION 4.02. Successor Corporation Substituted. Upon any consolidation or merger or any transfer, sale, lease or other disposition of all or substantially all of the assets of the Company pursuant to and in accordance with Section 4.01, if the Company is not the surviving entity, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture with the same effect as if such Person (the "Successor") had been named herein as the Company. When such a Successor assumes pursuant to Section 4.01 all of the obligations of the Company under the Securities and this Indenture, the applicable predecessor shall be released from the obligations so assumed.

   Sections 4.01 and 4.02 of the Indenture as proposed to be amended

       SECTION 4.01 When the Company May Merge, etc. The Company shall not consolidate or merge into, or sell, assign, transfer or lease all or substantially all of its assets to, any person unless:






        (1) the person is a corporation organized and existing under the laws of the United States of America or any State thereof or the
         District of Columbia;

      (2) the person assumes by supplemental indenture all the obligations of the Company under the Securities and this Indenture;

     (3)   immediately after the transaction no Default shall exist; and

     (4) an Officers' Certificate and Opinion of Counsel have been delivered to the Trustee to the effect that the conditions set forth in the preceding clauses (1) through (3) above have been met.

           The corporation formed by or resulting from any such consolidation or merger, or which shall have received all or substantially all of such assets, shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, and thereafter, except in the case of a lease of all or substantially all of such assets, the predecessor corporation shall be relieved of all obligations and covenants under this Indenture and the Securities.

     Sections 5.01 and 5.02 of the Indenture as currently in effect

           SECTION 5.01.   Events of Default.  An "Event of Default" occurs if:

        (1) the Company defaults in the payment of interest on any Security when the same becomes due and payable and the Default continues for a period of 30 days;

        (2)   the Company defaults in the payment of the principal or premium, if any, on any Security when the same becomes due and payable at
       Stated Maturity, upon acceleration, upon exercise by the Holder of the repurchase option upon a Change of Control, upon declaration or otherwise;

        (3)   the Company fails to observe, perform or comply with any of its agreements or covenants in, or provisions of, the Securities or this
        Indenture and such failure to observe, perform or comply continues for
      60 days after receipt by the Company of notice of the Default from the






          Trustee or from Holders of at least 25% in principal amount of the Securities;

         (4) the Company or any of its Subsidiaries fails, after any applicable grace period, to make any payment of principal of, premium in respect of, or interest on, any Debt when due, or any Debt of the
       Company or any of its Subsidiaries is accelerated because of a default and, in either case, the aggregate principal amount of such Debt with respect to which any such failure to pay or acceleration has occurred exceeds $5,000,000 or its foreign currency equivalent;

       (5) one or more judgments, orders or decrees in an aggregate amount in excess of $10,000,000 (net of applicable insurance coverage which is acknowledged in writing by the insurer) are rendered against the Company or any of its Subsidiaries (excluding any judgments or orders that (i) relate to the Company's ordinary course of business in foreign countries, (ii) are from a court of foreign jurisdiction and
       (iii) are realizable upon Property with an aggregate value of less than $10,000,000 of the Company, any of its Subsidiaries or Minority-Owned Corporations) and are not discharged and either there is any period of 60 days during which a stay of enforcement of such judgments, orders or decrees, by reason of a pending appeal or otherwise, is not in effect;

        (6)   the Company fails to comply with its obligations under Section
           4.01;

           (7) the Company or any of its Significant Subsidiaries pursuant to or within the meaning of Title 11 of the United States Code or any similar Federal or state law for the relief of debtors or affecting creditors' rights (collectively, "Bankruptcy Law")

                 (i) commences a voluntary case or any other action or proceeding,

                 (ii) consents by answer or otherwise to the commencement against it of an involuntary case or any other action or proceeding,





                 (iii) seeks or consents to the appointment of a receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law (collectively, a "Custodian") of it or for all or substantially all of its Property,

                 (iv) makes a general assignment for the benefit of its creditors,

               (v)   admits in writing its inability to pay its Debts as the
                 same become due, or

             (vi)  takes corporate action for the purpose of effecting any of the foregoing

           (or takes any comparable action under any foreign laws relating to insolvency);

           (8) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

              (i) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case in bankruptcy or any other action or proceeding for any other relief,

                 (ii) appoints a Custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the Property of the Company or any of its Significant Subsidiaries, or

           (iii) orders the winding up or liquidation of the Company or any of its Significant Subsidiaries,

       (or any similar relief is granted under any foreign laws) and in each case the order or decree remains unstayed and in effect for 60 days, or any dismissal, stay, rescission or termination ceases to remain in effect.

       The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or






 is effected by operation of law or pursuant to any judgment, order or decree of any court or any order, rule or regulation of any other Governmental Authority.

          The Trustee, within 90 days after the occurrence of any continuing Default that is known to the Trustee, will give notice thereof to the
    Securityholders; provided, however, that, except in the case of a Default in payment of principal of or interest on the Securities, the Trustee may withhold such notice as long as it in good faith determines that such withholding is in the interest of the Securityholders.

        The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default under clause (3), its status and what action the Company is taking or proposes to take with respect thereto.

        SECTION 5.02   Acceleration.  If an Event of Default (other than an
 Event of Default specified in clause (7) or (8) of Section 5.01 with respect to the Company or any of its Significant Subsidiaries) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least
 25% in principal amount of the Securities by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the Securities to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in clause (7) or (8) of Section 5.01 with respect to the Company or any of its Significant Subsidiaries occurs, the principal of and interest on all the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Securityholders. The Holders of a majority in principal amount of the Securities by notice to the Trustee may (i) rescind an acceleration and its consequences if the rescission would not conflict with any judgment, order or decree and if all existing Events of Default have been cured or waived
 (except nonpayment of principal or interest that has become due solely because of acceleration) and (ii) waive an existing Default and its consequences except a Default in the payment of the principal of or interest on a Security or a Default in respect of a provision that cannot be amended without the consent of each Holder affected, as described in Section 8.02.
 No such rescission shall affect any subsequent Default or impair any right






     consequent thereto.

     Sections 5.01 and 5.02 of the Indenture as proposed to be amended

           SECTION 5.01.   Events of Default.  An "Event of Default" occurs if:

                 (1) the Company defaults in the payment of interest on any Security when the same becomes due and payable, which Default continues for a period of 30 days;

                 (2) the Company defaults in the payment of the principal or premium, if any, on any Security when the same becomes due and payable at Stated Maturity, upon acceleration, upon exercise by the Holder of the repurchase option upon a Change of Control, upon declaration or otherwise;

                 (3)   the Company fails to comply with any of its other
         agreements with respect to Securities or this Indenture, which Default continues for a period of 90 days after notice of such Default is given to the Company by the Trustee or the Holders of at least 25% in principal amount of the Securities;

                 (4) there occurs a default under any bond, indenture, note or other evidence of indebtedness for money borrowed by the Company or any Restricted Subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any Restricted Subsidiary (including this Indenture) with a principal amount then outstanding in excess of $25,000,000, whether such indebtedness exists now or shall hereafter be created, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled;

                 (5) the Company or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:






                  (a)   commences a voluntary case;

                  (b)   consents to the entry of an order for relief against
                       it in an involuntary case;

                  (c)   consents to the appointment of a Custodian for it or
                       for all or substantially all of its property; or

                  (d) makes a general assignment for the benefit of its creditors; or

                 (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                     (a)   is for relief against the Company or any Material
                      Subsidiary in an involuntary case;

                     (b) appoints a Custodian of the Company or any Material Subsidiary or for all or substantially all of the property of the Company or such Material Subsidiary; or

                       (c) orders the liquidation of the Company or any Material Subsidiary, and the order or decree remains unstayed and in effect for 90 days.

   The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

       SECTION 5.02. Acceleration. If an Event of Default with respect to the Securities (other than an Event of Default specified in clause (5) or (6) of Section 5.01 with respect to the Company or any Material Subsidiary)
     occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Securities by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the Securities to be due and payable immediately. Upon such declaration, the principal (or specified amount) of and accrued interest on all the Securities shall be due and payable immediately. If an Event of






     Default specified in clause (5) or (6) of Section 5.01 with respect to the Company or any of its Material Subsidiaries occurs, the principal of and interest on all the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Securityholders. The Holders of a majority in principal amount of the Securities by notice to the Trustee and the Company may (i) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to the Securities have been cured or waived (except nonpayment of principal or interest that has become due solely because of the acceleration) and (ii) waive an existing Default and its consequences except a Default in respect of a provision that cannot be amended without the consent of each Holder affected, as described in Section 8.02. No such recision shall affect any subsequent Default or impair any right consequent thereto.

     Proposed Article 10 to the Indenture

     A new Article 10, Guarantee of the Securities, is proposed to be added to the Indenture. See Appendix II.

     Section 9.02 of the Indenture as proposed to be amended

           Section 9.02 of the Indenture will be amended to include a notification address for Dresser and to revise the notification address for
     Baroid, as follows:

         SECTION 9.02. Notices. Any notice or communication shall be in writing and delivered in Person or mailed by first-class mail addressed as follows:






           if to the Company:

                 Baroid Corporation
                 2001 Ross Avenue
                 Dallas, Texas  75201
                 Attention:  Treasurer

           if to the Trustee:

                 Texas Commerce Bank National Association
                 600 Travis
                 8th Floor
                 Houston, Texas  77002
                 Attention:  Corporate Trust Department

           if to the Guarantor:

                 Dresser Industries, Inc.
                 2001 Ross Avenue
                 Dallas, Texas 75201
                 Attention:  Treasurer

           Each party by notice to the others may designate additional or different addresses for subsequent notices or communications.

              Any notice or communication mailed to a Securityholder shall be mailed to the Securityholder at the Securityholder's address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

        Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

     Certain Definitions 1.04 in the Indenture as currently in effect

       "Affiliate" means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, or is






     controlled by, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly through intermediaries, of the power to direct or cause the direction of the management and policies of a Person (whether through the ownership of voting securities or partnership, equity or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being an officer or director (or Person performing an equivalent function) of such Person, and neither the Company nor any of its Subsidiaries shall be deemed to be Affiliates of each other, as long as no Affiliate (other than a Subsidiary or Minority Owned Corporation) of the Company owns, directly or indirectly (except through such Affiliate's ownership of its interest in the Company) any interest in such Subsidiary.

           "Asset Sale" means the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries
   (including pursuant to any Sale-Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and the sale or other disposition of any Capital Stock of any Person.

       "Average Life" means, as of the date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

        "Capitalized Lease Obligations" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

       "Consolidated EBITDA" means, with respect to any period, the sum for such period of Consolidated Net Income, plus, to the extent reflected in the






     Company's consolidated income statement for the period for which Consolidated Net Income is determined, without duplication, (i) Consolidated
     Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense and (v) any charge related to any premium or penalty paid in connection with redeeming, repurchasing or retiring any Debt prior to its Stated Maturity, all as determined on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with GAAP.

           "Consolidated Interest Coverage Ratio" means, for any Transaction
     Date, the ratio of (i) the aggregate amount of Consolidated EBITDA of the
     Company and its consolidated Subsidiaries for the Reference Period to (ii)
   the aggregate amount of Consolidated Interest Expense for the fiscal quarter in which such Transaction Date occurs and to be accrued during the three fiscal quarters immediately subsequent thereto (based on the pro forma amount of Debt of the Company and its consolidated Subsidiaries projected by the Company to be outstanding on such Transaction Date), assuming for the purposes of this projection the continuation of market interest rates prevailing on the Transaction Date and assuming base interest rates in respect of floating interest rate obligations equal to the base interest rates on such obligations in effect as of such Transaction Date;  provided that the interest rate used to calculate Consolidated Interest Expense shall be adjusted for all or any portion of such four-quarter period to reflect the effects of any Interest Swap Obligation to which the Company or any of its Subsidiaries is a party; provided further that any Consolidated Interest
     Expense with respect to Debt incurred or retired by the Company or any of its Subsidiaries during the fiscal quarter in which such Transaction Date occurs shall be calculated as if such Debt were so incurred or retired on the first day of the fiscal quarter in which such Transaction Date occurs;
     and provided further that if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio would have the effect of increasing or decreasing Consolidated EBITDA in the future, Consolidated
     EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of the four fiscal quarters referred to in clause
     (i) of this definition, and, during the same four fiscal quarters, (A) if the Company or any of its Subsidiaries shall have engaged in any Asset Sale,
     Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) or increased by an amount equal to the
     Consolidated EBITDA (if negative) directly attributable in accordance with
   GAAP to the assets that are the subject of such Asset Sale for such period






     calculated on a pro forma basis as if such Asset Sale and any related retirement of Debt had occurred on the first day of such period or (B) if the Company or any of its Subsidiaries shall have acquired any material Property out of the ordinary course of business, Consolidated EBITDA shall be calculated on a pro forma basis to reflect the effects of acquiring such Property as if such acquisition and any related financing had occurred on the first day of such period.

           "Consolidated Interest Expense" means, for the Company and its consolidated Subsidiaries for any period, (i) the sum of, without duplication, (A) the aggregate amount of interest expense with respect to
    Debt recognized by the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, (B) to the extent any Debt of any Person is guaranteed by the Company or any Subsidiary, the aggregate amount of interest paid or accrued by such other Person during such period attributable to any such Debt, (C) Preferred Stock dividends in respect of Preferred Stock of the Company or any Subsidiary held by Persons other than the Company or a Subsidiary thereof and (D) the interest portion of any deferred payment obligation, and less (ii) to the extent included in (i) above, amortization or write-off during such period of deferred financing costs of the Company and any Subsidiary during such period, together with any charge related to any premium or penalty paid in connection with redeeming, repurchasing or retiring any Debt prior to its Stated Maturity (all the amounts described in (i) and (ii) above determined in accordance with GAAP).

      "Consolidated Net Income" means, for any period, the aggregate net income (or net loss, as the case may be) of the Company and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded from such consolidated
 Net Income, without   duplication:

         (i) gains and losses resulting from any Asset Sale or from the treatment of reserves related thereto (except any gains or losses associated with the negotiated contract value of assets lost in the ordinary course of the Company's drilling services and products business as reflected in the Company's financial statements in accordance with GAAP);






             (ii) items classified as extraordinary (other than any tax benefit of the utilization of net operating loss carry forwards or alternative minimum tax credits);

           (iii) the income or loss of any Person other than the Company or a Subsidiary of the Company, except that (A) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income to the extent of the aggregate amount of cash dividends or other distributions actually paid by such Person during such period out of funds legally available therefor and recognized by the Company or a Subsidiary as a dividend or other distribution and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

             (iv) the income or loss of any other Person (except to the extent includable under clause (iii) above) accrued or attributable to any period prior to the date (A) such Person becomes a Subsidiary of the Company or any of its Subsidiaries, (B) such Person is merged into or consolidated with the Company or any of its Subsidiaries or (C) any of such Person's Subsidiaries or such Person's Property (or a portion thereof) is acquired by the Company or any of its Subsidiaries;

            (v) any non-cash charge resulting from the application of Statement of Financial Accounting Standards No. 106 ("SFAS 106") to the extent such non-cash charge exceeds the cash payments for benefits covered by SFAS 106 for the relevant period;

                 (vi) the net income of any Subsidiary of the Company or any of its Subsidiaries to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, law, rule or Legal Requirements applicable to that Subsidiary or to its stockholders;

                 (vii) any net income of any Person acquired by the Company or any of its Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition; and






                 (viii) the cumulative effect of a change in accounting principles.

           "Consolidated Net Operating Cash Flow" means, for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period, increased by (i) the sum of (A) Consolidated Interest Expense of the Company
     for such period, (B) consolidated income tax expense of the Company and its Subsidiaries (other than income tax expense attributable to Asset Sales),
     (C) consolidated depreciation expense of the Company and its Subsidiaries,
     (D) consolidated amortization expense of the Company and its Subsidiaries,
     (E) other non-cash items reducing such Consolidated Net Income, minus non-cash items increasing such Consolidated Net Income, and reduced by (ii) any revenues received or accrued by the Company or any of its Subsidiaries from any Person (other than the Company or any of its Subsidiaries) in respect of any Investment (all of the amounts in (i) and (ii) above determined in accordance with GAAP).

           "Consolidated Net Tangible Assets" means the net assets (including cash and cash equivalents) of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, minus intangible assets (including organization costs, patents, trademarks, copyrights, franchises, licenses, research and development costs and goodwill, but excluding any cash equivalents that may be deemed to be intangible assets).

     "Consolidated Net Worth" of any Person as of any date of determination means the total of the amounts that would be shown on the balance sheet of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of such date, as (i) the par or stated value of all outstanding Capital Stock of such Person, plus (ii) paid-in capital or capital surplus relating to such Capital Stock, plus (iii) any retained earnings or earned surplus, minus (A) any accumulated deficit, minus (B) any amounts attributable to Disqualified Stock.

           "Debt" of any Person means, without duplication:

                 (i) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;






          (ii)  all Capitalized Lease Obligations of such Person;

         (iii) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations under any title retention agreement
    (but excluding trade accounts payable arising in the ordinary course of business in accordance with customary trade practices);

        (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

                 (v) the principal amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock;

                 (vi) all obligations of such Person in respect of the "Agreement Value" (as defined in the Code of Standard Wording,
        Assumptions and Provisions for Swaps of the Interest Swaps Dealers Association, Inc.) of the Interest Swap Obligations, or such similar valuation set forth in any Interest Swap Obligations;

                 (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons, together with all dividends of other
           Persons, for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and

                 (viii)      all obligations of the type referred to in clauses
           (i) through (vii) of other Persons secured by any Lien on, or in respect of which there is recourse to, any Property of the Person whose Debt is determined hereunder (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to






           be the lesser of the value of such Property or the amount of the obligation so secured or in respect of which there is such recourse.

           "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,
     (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Securities.

           "incur," with respect to any Debt, means, directly or indirectly, issue, create, assume, guarantee, incur or otherwise become liable for such Debt; provided, however, that any Debt of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary; "incurrence" has a correlative meaning.

      "Interest Swap Obligations" means the obligations of any Person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to provide interest rate protection.

      "Investment" in any Person means, directly, or indirectly, (i) (A) any advance, loan or capital contribution to, (B) the purchase of any stock, bonds, notes, debentures or other securities of or (C) the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or (ii) any Capital Contribution or any other Investment in any Person, provided, however, that the term "Investment" shall not include extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

           "Lien" means any mortgage, pledge, lien, charge, adverse claim affecting title, deed of trust, security interest, option or other agreement to sell or any other similar encumbrance (including any agreement to give any of the foregoing). For purposes of this Indenture, a Person shall be






  deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation, Sale/Leaseback Transaction or other title retention agreement (including any lease in the nature thereof) relating to such Property.

         "Net Available Proceeds" means, with respect to any Sale-Leaseback Transaction entered into by the Company or any Subsidiary, the aggregate net proceeds received by the Company or such Subsidiary from such Sale-Leaseback Transaction after payment of expenses, fees, taxes, commissions and similar amounts incurred in connection therewith, whether such proceeds are in cash or in Property (valued at the Fair Market Value thereof at the time of receipt).

     "Non-Recourse Indebtedness" means Debt or other obligations secured by a Lien on Property to the extent that the liability for such Debt or other obligations is limited to the security of the Property without liability on the part of the Company or any Subsidiary (other than the Subsidiary that holds title to such Property) for any deficiency.

      "Pari Passu," as applied to the ranking of any Debt of a Person in relation to other Debt of such Person, means that each such Debt either (i) is not subordinate or junior in right of payment to any Debt or (ii) is subordinate or junior in right of payment to the same Debt as is the other, and is so subordinate or junior to the same extent, and is not subordinate or junior in right of payment to each other or to any Debt as to which the other is not so subordinate or junior.

           "Permitted Liens" means, with respect to any Person,

            (i) Liens securing Debt under the Baroid Credit Agreement (or any Refinancing Agreement) in respect of liabilities for letters of credit, which liabilities (consisting of the undrawn face amount of such letters of credit and the unpaid amount of reimbursement obligations in respect of drawings on such letters of credit) do not exceed $50,000,000, provided that such Debt is permitted by clause (i) of Section 3.08(b);

            (ii) Liens securing letters of credit issued pursuant to






      self-insurance obligations in accordance with clause (ii) of Section
        3.08(b);

             (iii) Liens securing Debt under Capitalized Lease Obligations and/or purchase money indebtedness; provided that (A) the principal amount of such Debt incurred in any such transaction does not, at the time such Debt is incurred, exceed 100% of the purchase price of the
       Property acquired in connection with such Capitalized Lease Obligation or purchase money indebtedness and (B) no Property of the Company (other than the Property acquired in connection with such Capitalized Lease Obligation or purchase money indebtedness) is subject to any Lien securing such Debt;

              (iv) Liens on Property of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Subsidiary (and not incurred in anticipation of such transaction);
     provided that such Liens do not extend to or cover any Property of the Company or any Subsidiary (other than the Property acquired in the merger or consolidation);

        (v) Liens on Property existing at the time of the acquisition thereof (and not incurred in anticipation of such transaction);
       provided that such Liens do not extend to or cover any Property of the
          Company or any Subsidiary (other than the Property acquired in the acquisition);

             (vi) Liens on the Property of a Subsidiary of the Company existing at the time such Subsidiary became a Subsidiary of the Company and not incurred as a result of (or in connection with or in anticipation of) such Subsidiary becoming a Subsidiary of the Company, provided that such Liens do not extend to or cover any Property of the Company or any of its other Subsidiaries (other than the Property so acquired);

           (vii) any Lien on the accounts receivable, inventory, general intangibles and proceeds therefrom of the Company and its Subsidiaries securing Debt (and related payment and performance obligations) under any currency hedging agreements and Interest Swap Obligations;





          (viii) any Lien arising by reason of (A) any judgment, decree or order of any court, so long as such Lien is being contested in good faith and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, (B) taxes that are not yet delinquent or that are being contested in good faith, (C) security for payment of workers' compensation or other similar insurance, (D) security for the performance of tenders, contracts (other than contracts for the payment of borrowed money) or leases,
           (E) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds entered into in the ordinary course of business, (F) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees, suppliers or similar Persons, incurred in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings that suspend the collection thereof, and (G) security for surety, appeal, reclamation, performance or other similar bonds;

                 (ix) easements, reservations, licenses, rights-of-way, zoning restrictions and covenants, conditions and restrictions and other similar encumbrances or title defects that, in the aggregate, do not materially detract from the use of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

            (x) leases and subleases of Property that do not interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries, and that are made on customary and usual terms applicable to similar Properties;

          (xi) Liens for property taxes for Property that the Company or any Subsidiary has determined to abandon, provided that (A) if the book value of such Property as of the time of such proposed abandonment exceeds $500,000, the Board of Directors of the Company or such Subsidiary, as the case may be, shall have determined that the Fair Market Value of such Property as of the date of determination does not exceed the then-outstanding amount of the property tax for






     such Property and (B) the sole recourse for such tax, assessment, charge or levy is to such Property;

        (xii) Liens securing Debt or other obligations of the Company or Subsidiary not in excess of $5,000,000 in the aggregate;

           (xiii) Liens to secure any Debt that renews, extends, substitutes, replaces or refinances ("refinance," "refinanced" or
   "refinancing") other Debt incurred in compliance with the terms of the Indenture, provided that (A) the Debt being refinanced shall have been secured by a Lien for Debt that is permitted by this definition of Permitted Liens; (B) the refinancing does not result in an increase in the aggregate original principal amount or the original committed amount of the Debt being so refinanced unless the increase complies with the provisions of Section 3.08(a); (C) except with respect to Liens described under clause (ii) of this definition of Permitted Liens, the Property covered by such Liens shall include only the Property that secured the Debt being so refinanced; (D) refinanced Debt shall not rank, in right of payment with respect to the Securities, prior to the Debt being refinanced; and (E) the Lien on the refinanced Debt does not secure an amount in excess of the original amount permitted under this definition of Permitted Liens.

      "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "principal" of a Security means the principal of the Security plus the premium, if any (including premium payable pursuant to Section 3.14), payable on the Security which is due or overdue or is to become due at the relevant time.

           "Qualified Capital Stock" means Capital Stock not constituting Disqualified Stock.

     "Redeemable Capital Stock" means, with respect to any Person, any






     Capital Stock of such person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or may mature or is or may become mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Debt, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Stated Maturity of the Securities.

      "Reference Period," with respect to any Transaction Date, means the period of four consecutive fiscal quarters ending with the last full fiscal quarter for which financial information is available immediately preceding the Transaction Date.

     "Refinancing Agreement" means any credit agreement or other agreement pursuant to which the Company renews, extends, substitutes, refinances or replaces at any time all or any portion of the borrowings under the Baroid Credit Agreement or another Refinancing Agreement.

    "Restricted Payment" means any of the following: any declaration or payment of any dividend on, or distribution on or in respect of, or purchase, redemption, acquisition or retirement for value, of any Capital Stock of the Company or any Affiliate of the Company, other than any dividend or distribution payable solely in Qualified Capital Stock (other than Redeemable Capital Stock) of the Company or such Affiliate, as the case may be.

       "Sale-Leaseback Transaction" means an arrangement relating to Property owned as of the date of this Indenture or thereafter acquired whereby the Company or any of its Subsidiaries transfers such Property to a Person and leases it back from such Person.

      "Significant Subsidiary" means each Subsidiary of the Company that (i) during the most recent four consecutive fiscal quarters of the Company for which financial information thereof is available accounted for more than 10% of the Consolidated Net Operating Cash Flow of the Company or (ii) is the owner, directly or indirectly, of more than 10% of the Consolidated Net Tangible Assets of the Company.

      "Transaction Date" means, for any test or ratio, the date of the






  transaction giving rise to the requirement to determine such test or ratio.

       "Voting Stock" means securities of any class or classes of a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or Persons performing equivalent functions).

  Certain Definitions 1.04 in the Indenture as proposed to be amended

     "Affiliate" means any person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company.

        "Consolidated Net Tangible Assets" means the total amount of assets which would be included on a consolidated balance sheet of the Guarantor and its subsidiaries (whether such subsidiaries are corporations or partnerships or other entities not organized as corporations) under generally accepted accounting principles (less applicable reserves and other properly deductible items) after deducting therefrom:

         (a)   all short-term liabilities and liability items, except for
      (i) liabilities and liability items payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and (ii) liabilities in respect of retiree benefits other than pensions for which the Guarantor is required to accrue pursuant to Statement of Financial Accounting Standards No. 106; and

     (b) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

     Certain Definitions in the Indenture to be deleted in their entirety

           "Asset Sale"; "Average Life"; "Capital Contribution"; "Capitalized
   Lease Obligations"; "Consolidated EBITDA"; "Consolidated Interest Coverage
     Ratio"; "Consolidated Interest Expense"; "Consolidated Net Income";
   "Consolidated Net Operating Cash Flow"; "Consolidated Net Worth"; "Debt";
   "Disqualified Stock"; "incur"; "Interest Swap Obligations"; "Investment";
 "Lien"; "Net Available Proceeds"; "Non-Recourse Indebtedness"; "Pari Passu";






     "Permitted Liens"; "Qualified Capital Stock"; "Redeemable Capital Stock"; "Restricted Payment"; "Significant Subsidiary"; and "Transaction Date."

     New Definitions Proposed to be Added to the Indenture

           "Attributable Debt" means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest rate per annum of the outstanding Securities of all series, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease entered into in connection with such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case for purposes of this definition the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.
     Notwithstanding the foregoing, there shall not be deemed to be any "Attributable Debt" in respect of a Sale and Leaseback Transaction if the Company is authorized to enter into such transaction pursuant to clause (b) of Section 3.11.

          "Funded Debt" means all indebtedness or obligations which by its terms is payable more than 12 months after the date of determination (or which is renewable or extendible at the option of the obligor on such indebtedness to a date more than 12 months after the date of determination) which should under generally accepted accounting principles be shown as a liability on the consolidated financial statements of the Company and its consolidated subsidiaries.

           "Guarantee" means any guarantee of the Guarantor of the Securities pursuant to Article 10, whether or not such guarantee is endorsed on the Securities.

        "Guarantor" means the party named as such above until a successor replaces it pursuant to the applicable provisions of this Indenture, and thereafter shall mean the successor.

      "Material Subsidiary" means any consolidated subsidiary of the Company






     (whether a corporation or a partnership or other entity not organized as a corporation) if such consolidated subsidiary would be deemed a "significant subsidiary" under the rules and regulations promulgated by by the Securities and Exchange Commission under the Securities Act.

           "Maturity" when used with respect to any Security means the date on which the principal of such Security or an installment of principal becomes due and payable as therein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption, pursuant to a sinking fund or otherwise.

          "Principal" of a Security means the principal of the Security, plus the premium, if any, on the Security. In determining whether the Holders of the requisite principal amount of any series of Original Issue Discount Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder, the principal amount of any Original Issue Discount Security for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Stated Maturity thereof pursuant to Section 5.02.

         "Restricted Subsidiary" means any Subsidiary existing as of the date hereof or any corporation that is the successor to such a Subsidiary;
   provided, however, that the term "Restricted Subsidiary" shall not include any Subsidiary the primary business of which is to provide insurance to the
     Company or its Affiliates.

           "Sale and Leaseback Transaction" means any sale or transfer made by the Company or one or more Restricted Subsidiaries (except a sale or transfer made to the Company or one or more Restricted Subsidiaries) of any property which (in the case of a property which is a manufacturing plant, warehouse, or office building) has been in operation, use, or commercial production (exclusive of test and start-up periods) by the Company or any
  Restricted Subsidiary for more than 120 days prior to such sale or transfer or which (in the case of a case or a property which is a parcel of real property other than a manufacturing plant, warehouse or office building) has been owned by the Company or any Restricted Subsidiary for more than 120 days prior to such sale or transfer, if such sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease, of such property to the Company or a Restricted Subsidiary, except (a) a






  lease for a period not exceeding 60 months (exclusive of any renewal options granted thereunder to the Company or any Restricted Subsidiary), made with the intention that the use of the leased property by the Company or such
 Restricted Subsidiary will be discontinued on or before the expiration of such period and (b) a lease that secures or relates to obligations issued by the United States of America or any state, territory or possession of the
     United States of America, or any political subdivision of any of the foregoing, or of the District of Columbia, in connection with the financing of the cost of construction or acquisition of such property or a part thereof.

        "Secured Debt" means (i) any indebtedness for money borrowed by, or evidenced by a note or other similar instrument of, the Company or a Restricted Subsidiary, (ii) any other indebtedness of the Company or
    Restricted Subsidiary on which by the terms of such indebtedness interest is paid or payable, including obligations evidenced or secured by leases, installment sales agreements or other instruments, or (iii) any indebtedness or obligations of others of a type referred to in clause (i) or (ii) above that are guaranteed, directly or indirectly, by the Company or any Restricted Subsidiary, which in any such case is secured by (a) a Security
     Interest in any property of the Company or any Restricted Subsidiary or portion thereof or (b) a Security Interest in any shares of stock owned directly or indirectly by the Company or a Restricted Subsidiary in a corporation or in equity interests owned by the Company or a Restricted
  Subsidiary in a partnership or other entity not organized as a corporation or in the rights of the Company or any Restricted Subsidiary in respect of indebtedness for money borrowed by a corporation, partnership or other entity in which the Company or a Restricted Subsidiary has an equity interest. The securing in the foregoing manner of any indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time such security is given. The amount of Secured Debt at any time outstanding shall be the maximum aggregate amount then owing thereon by the Company and its Restricted Subsidiaries.

       "Security Interest" means any mortgage, pledge, lien, encumbrance or other security interest which secures payment or performance of an obligation.






                                      APPENDIX II

                                      ARTICLE 10

                                GUARANTEE OF SECURITIES

         SECTION 10.01 Guarantee. The Guarantor for consideration received unconditionally and irrevocably guarantees to each Securityholder (i) the due and punctual payment of the principal of and interest on such Security when and as the same shall become due and payable, whether at Stated
  Maturity, as a result of redemption, upon exercise by the Holder of the repurchase option upon a Change of Control, by acceleration or otherwise;
  (ii) the due and punctual payment of interest on overdue principal of and interest on the Securities, to the extent lawful; (iii) the due and punctual performance of all other obligations under this Indenture to the Securityholders or the Trustee in accordance with the terms of such Security and of this Indenture, and (iv) in the case of any extension of time of payment or renewal of any securities or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at Stated Maturity, at redemption, upon exercise by the Holder of the repurchase option upon a Change of Control, by acceleration or otherwise, to be paid by such Guarantor. In all respects, the Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, an invalidity, irregularity or unenforceability of any such Security or any other Article of this Indenture, any failure to enforce or exercise, or delay in enforcing or exercising, any right, power or privilege or any of the other provisions of such Security or this Indenture, any waiver, modification or indulgence granted to the Company with respect thereto, by the Securityholders or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor.  This Guarantee is a guarantee of payment and not of collection.
 The Guarantor waives diligence, presentment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding or demand first against the Company, the benefit of discussion, protest or notice with respect to any such Security or the indebtedness represented thereby and all other demands whatsoever, and covenants that this Guarantee will not be discharged as to any Security except by payment in full of the amount of principal thereof and interest thereon and as






  provided by this Indenture. The Guarantor further agrees that, as between Guarantor, on the one hand, and the Securityholders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 5 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any acceleration of such obligations as provided in Article 5 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of this Guarantee. In addition, without limiting the foregoing provisions, upon the effectiveness of an acceleration under Article 5, the Trustee shall promptly make a demand for payment on the Securities under the Guarantee provided for in this Article 10 and not discharged; provided that the failure by the Trustee to make any such demand shall not impair or otherwise effect the obligations of the Guarantor.

       The Guarantee set forth in this Section 10.01 shall not be valid or become obligatory for any purpose with respect to any Security unless the certificate of authentication shall have been signed by the Trustee.

       The obligations of Guarantor pursuant to this Guarantee shall continue to be effective or automatically reinstated, as the case may be, if at any time payment of obligations under this Indenture is rescinded or otherwise must be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or the Guarantor or for any reason, all as though such payment had not been made.


        The Guarantor shall be subrogated to all rights of the Securityholder and the Trustees under the Securities Act of the Indenture as amended by the Indenture; provided that the Guarantor shall not be entitled to any payments arising out of such subrogation right until the principal of and interest on all Securities shall have been irrevocably paid in full in accordance with the terms of such Securities and the Guarantee.

       The Trustee and, to the extent available under this Indenture, each
  Securityholder shall have the right, power and authority to do all things, including instituting or appearing in any suit or proceeding, not inconsistent with the express provisions of this Guarantee, which it deems






  necessary or advisable to enforce the provisions of this Guarantee. Each and every default to which this Guarantee applies shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises. No remedy conferred upon or reserved to the Trustee and/or each Securityholder is intended to be exclusive of any other remedy or remedies, but each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Guarantee either now or hereafter existing at law or in equity.

           SECTION 10.02   Obligations of Guarantor Unconditional.   Nothing
     contained in this Article 10 or elsewhere in this Indenture or in any Security is intended to or shall impair, as between Guarantor and the Securityholders and the Trustee, the obligation of Guarantor, which is absolute and unconditional, to pay to the Securityholders and the Trustee the principal of and interest on the Securities as and when the same shall become due and payable in accordance with the provisions of this Guarantee, nor shall anything herein or therein prevent the Trustee or any Securityholder from exercising all remedies otherwise permitted by applicable law upon an Event of Default under this Indenture.

       SECTION 10.03 Execution of Guarantee. To evidence its guarantee to the Securityholders and the Trustee, the Guarantor hereby agrees to execute a notation relating to the guarantee on each Security authenticated and made available for delivery by the Trustee. The Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Guarantee.






                                  BAROID CORPORATION
                               Solicitation of Consents
                                to Indenture Amendment
                                    and Prospectus
                               DRESSER INDUSTRIES, INC.
                                      Prospectus


        Questions concerning the terms of the Solicitation should be directed to the Solicitation Agent at the telephone number set forth below. Deliveries of Consents should be made to the Information Agent at the address or facsimile number set forth below (facsimiles should be confirmed by physical delivery). Requests for additional copies of this Consent Solicitation Statement/Prospectus or the Consent should be directed to the
     Information Agent at the telephone number and address set forth below.



     The Solicitation Agent is:            The Information Agent is:

     Lehman Brothers Inc.                  D. F. King & Co., Inc.
     American Express Tower                77 Water Street
     World Financial Center                20th Floor
     New York, New York 10285-0900         New York, New York 10005
     Attn: Steven Delaney                  Attn: John Bibas
     (212) 528-7581                        (212) 493-6925
     or                                    or
     Call Toll-Free 1-800-438-3242         Call Toll-Free 1-800-669-5550
                                           Facsimile: (212) 809-8839

                                   TABLE OF CONTENTS


                                Page                                    Page

  Available Information          i Capitalization of Dresser               20
  Incorporation of Certain         The Solicitation                        21
     Documents by Reference     ii Certain Federal Income Tax Consequences 25
  Summary                        1    Legal Opinion            28
  Introduction                   8    Experts                  28
  The Companies                  8    Appendix I               AI-1
  The Proposed Amendment         9    Appendix II             AII-1
  Description of The Guarantee   15
  Selected Consolidated Financial
    Information                  16
  Ratio of Earnings to Fixed
    Charges                     19

                                        PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 20.  Indemnification of Directors and Officers

           Pursuant to Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In an action by or in the right of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, except that no indemnification shall be made in respect of any claim or issue as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which the court shall deem proper. Indemnification, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct. Such determination is made (1) by the board of directors by a majority vote of a quorum consisting of disinterested directors, or (2) by independent legal counsel in a written opinion, or (3) by the stockholders. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such matter, Section 145






 requires that the corporation indemnify him against expenses actually and reasonably incurred by him in his defense. Further, expenses may be paid by the corporation in advance of final disposition of the matter upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified. Such indemnification and advancement of expenses is not deemed exclusive of any other right to which a director or officer might be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of any person who might be indemnified thereunder whether or not the corporation would have the power to indemnify him against such liability under such Section.

       Dresser's Restated Certificate of Incorporation, as amended, provides for indemnification of certain persons including directors and officers to the fullest extent permitted under Section 145 of the DGCL.

      Insurance is maintained by Dresser covering certain expenses, liability or losses which may be incurred by any person by reason of his being a director or officer of the Company or a subsidiary corporation, partnership, joint venture, trust or other enterprise.





     Item 21.  Exhibits and Financial Statement Schedules

           (a)         Exhibits



     **1.1 Form of Solicitation Agreement between Dresser, Baroid and Lehman Brothers.



     2.1 Agreement and Plan of Merger dated September 7, 1993, among Dresser, BCD Acquisition Corporation and Baroid. (Incorporated by reference to Exhibit 2.1 to Dresser's Registration Statement on Form S-4, Registration No. 33-50563).

     4.1 Form of Indenture, dated as of June 1, 1993, between Dresser and NationsBank of Texas, N.A., as Trustee, for unsecured debentures, notes and other evidences of indebtedness. (Incorporated by reference to Exhibit 4.1 to Dresser's Registration Statement on Form S-3, Registration No. 33-59562).

     4.2 Form of Indenture between Baroid and Texas Commerce Bank National Association as Trustee governing Senior Notes due 2003, including form of Note. (Incorporated by reference to Exhibit
             4.01 to the Registration Statement on Form S-3 of Baroid, Registration No. 33-60174).

    **4.3 Form of Supplemental Indenture between Dresser, Baroid and Texas Commerce Bank National Association.

    **5.1 Opinion of Rebecca R. Morris as to legality of securities being registered, including consent.


    **12.1       Computation of Ratio of Earnings to Fixed Charges.

     *23.1       Consent of Price Waterhouse.

     *23.2       Consent of Ernst & Young.






     *23.3       Consent of Arthur Andersen & Co.

     *23.4       Consent of Coopers & Lybrand.

     **23.5      Consent of Rebecca R. Morris is included in Exhibit 5.1.


     **24.1     Powers of Attorney.







           (a)   Exhibits (continued)

    **25.1      Statement of Eligibility and Qualification under the Trust
                 Indenture Act of 1939 on Form T-1.#


     **99.1       Form of Consent including Guidelines for Certification of
                 Taxpayer Identification Number on Substitute Form W-9.

     **99.2       Form of Letters to Brokers and Clients and Letter of
                 Instructions.

     _____________


     * Filed herewith.
     ** Previously filed.
  # Bound separately as required by Item 601(b)(25) only in conforming paper copies of this Registration Statement.



           (b)   Financial Statement Schedules

                 Not Applicable.

           (c)   Reports, Opinions or Appraisals

                 Not applicable.

     Item 22.  Undertakings

        (a)   The undersigned registrant hereby undrtakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prespectus required by section 10(a)(3) of the Securities Act of 1933;
                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from resignation by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended
 (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of
 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be






 deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (d) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (e)   Insofar as indemnification for liabilities arising under the
  Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the
 Commission such indemnification is against public policy as expressed in the
 Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the
 Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the
 Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Securities Act and will be governed by the






     final adjudication of such issue.

           (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

       (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.






                                      SIGNATURES

     The Registrant

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Pre-Effective Amendment No.3 to Registration Statement on Form S-4 (Registration No. 33-53077) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 30th day of June, 1994.

                                         DRESSER INDUSTRIES, INC.


                                         By:   /s/ George H. Juetten
                                               George H. Juetten,
                                               Vice President - Controller

                                         BAROID CORPORATION


                                         By:   /s/ George H. Juetten
                                               George H. Juetten,
                                               Vice President






        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to Registration Statement on Form S-4
  (Registration No. 33-53077) has been signed by the following persons in the capacities of Dresser and as of the date indicated.

       Signature                         Title                           Date

 * JOHN J. MURPHY                Chairman of the Board           June 30, 1994
   John J. Murphy                  (Principal Executive
                                      Officer)

 * B. D. ST. JOHN                Vice Chairman (Principal        June 30, 1994
   B. D. St. John                  Financial Officer)

 /s/ GEORGE H. JUETTEN          Vice President-Controller       June 30, 1994
    George H. Juetten               (Principal Accounting
                                      Officer)

* WILLIAM E. BRADFORD           Director                        June 30, 1994
  William E. Bradford

* SAMUEL B. CASEY, JR.          Director                        June 30, 1994
  Samuel B. Casey, Jr.

* LAWRENCE S. EAGLEBURGER       Director                        June 30, 1994
  Lawrence S. Eagleburger

* RAWLES FULGHAM                Director                        June 30, 1994
  Rawles Fulgham

* JOHN A. GAVIN                 Director                        June 30, 1994
  John A. Gavin

* RAY L. HUNT                   Director                        June 30, 1994
  Ray L. Hunt

* J. LANDIS MARTIN              Director                        June 30, 1994
  J. Landis Martin






* LIONEL H. OLMER               Director                        June 30, 1994
   Lionel H. Olmer

* JAY A. PRECOURT               Director                        June 30, 1994
  Jay A. Precourt

* A. KENNETH PYE                Director                        June 30, 1994
  A. Kenneth Pye

* RICHARD W. VIESER             Director                        June 30, 1994
  Richard W. Vieser


     *BY:  /s/ STANLEY E. MCGLOTHLIN
          Stanley E. McGlothlin
          (Attorney-in-Fact)







        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No.3 to Registration Statement on Form S-4 (Registration No. 33-53077) has been signed by the following persons in the capacities of Baroid and as of the date indicated.

       Signature              Title                                      Date

 * JOHN J. MURPHY                Chairman of the Board           June 30, 1994
   John J. Murphy                  (Principal Executive
                                      Officer)

 * B. D. ST. JOHN                Vice Chairman (Principal        June 30, 1994
   B. D. St. John                  Financial Officer)

 /s/ GEORGE H. JUETTEN          Vice President (Principal       June 30, 1994
     George H. Juetten               Accounting Officer)

    William E. Bradford          Director                        June  , 1994

 * JAMES L. BRYAN                Director                        June 30, 1994
   James L. Bryan



     *BY:/s/ STANLEY E. MCGLOTHLIN
             Stanley E. McGlothlin
             (Attorney-in-Fact)







                                     EXHIBIT INDEX


   **1.1       Form of Solicitation Agreement between Dresser, Baroid and
                 Lehman Brothers.


 2.1 Agreement and Plan of Merger dated September 7, 1993, among Dresser, BCD Acquisition Corporation and Baroid. (Incorporated by reference to Exhibit 2.1 to Dresser s Registration Statement on Form S-4, Registration No. 33-50563).

  4.1 Form of Indenture, dated as of June 1, 1993, between Dresser and NationsBank of Texas, N.A., as Trustee, for unsecured debentures, notes and other evidences of indebtedness. (Incorporated by reference to Exhibit 4.1 to Dresser s Registration Statement on Form S-3, Registration No. 33-59562).

  4.2 Form of Indenture between Baroid and Texas Commerce Bank National Association as Trustee governing Senior Notes due 2003, including form of Note. (Incorporated by reference to Exhibit
              4.01 to the Registration Statement on Form S-3 of Baroid, Registration No. 33-60174).

 **4.3 Form of Supplemental Indenture between Dresser, Baroid and Texas Commerce Bank National Association.


   **5.1 Opinion of Rebecca R. Morris as to legality of securities being registered, including consent.


  **12.1     Computation of Ratio of Earnings to Fixed Charges.

  *23.1     Consent of Price Waterhouse.

  *23.2     Consent of Ernst & Young.

  *23.3     Consent of Arthur Andersen & Co.






  *23.4     Consent of Coopers & Lybrand.

 **23.5     Consent of Rebecca R. Morris is included in Exhibit 5.1.


**24.1       Powers of Attorney.


  **25.1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1.#


  **99.1 Form of Consent including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

   **99.2       Form of Letters to Brokers and Clients and Letter of
               Instruction.
     ________________________

     * Filed herewith.
     ** Previously filed.
     # Bound separately as required by Item 601(b)(25) only in conforming paper copies of this Registration Statement.